Exhibit 10.8

Execution Version

ANCHOR SHIPPER GAS GATHERING AGREEMENT
FOR NORTHERN PENNSYLVANIA

THIS AGREEMENT is effective January 1, 2012 (“Effective Date”), by and between APPALACHIA MIDSTREAM SERVICES, L.L.C. (“Gatherer”), EPSILON ENERGY USA, INC. (“Shipper”), and EPSILON ENERGY USA, INC. (“Producer”). Gatherer and Shipper may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Producer owns and/or controls interests in Wells in the Dedicated Area and has either sold or assigned the right to market Gas produced from such Wells to Shipper;

WHEREAS, Gatherer is operator of certain gas gathering systems in and around the Dedicated Area on behalf of the owners of such systems; and

WHEREAS, Gatherer and Shipper desire to enter into this Agreement for the gathering of Shipper’s Gas on the Systems.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby confessed and acknowledged), the Parties agree as follows:

1.                                      Definitions.  Unless otherwise specifically provided, the following terms and their respective meanings will apply throughout this Agreement.

1.1                               “Actual Suction Pressure” means, for a given Month, the sum of the daily average pressures (measured in Psig) at the inlet separator for each compression facility in operation on a common suction system divided by the number of days in the given month and further divided by the number of compression facilities in operation on that common suction system.

1.2                               “Agreement” means this Anchor Shipper Gas Gathering Agreement for Northern Pennsylvania and any attachments, exhibits, supplements, modifications, special provisions, or amendments thereto.

1.3                               “Anchor Shippers” for each System means the parties listed in Exhibit 1.3 each such party’s successors, and each party that is assigned all or part of a Voting Percentage as permitted in this Agreement.

1.4                               “Blocking Vote” means, with respect to any System, the negative Vote of two (2) or more Voting Shippers who collectively hold at least thirty percent (30%) of all Voting Percentages, provided that a Blocking Vote of multiple affiliates will be aggregated as one (1) Voting Shipper with a single vote.

1.5                               “British Thermal Unit” (sometimes herein referred to as “Btu”) shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees (59°) to sixty degrees (60°) Fahrenheit.

1.6                               “Business Day” means a Day on which the Federal Reserve System is open for the transaction of business.

1.7                               “Compression Fee” has the meaning set forth in Section 4.5.

1.8                               “Compression Ratio” means the discharge pressure for a particular compression facility expressed in Psia divided by the suction pressure expressed in Psia.

1.9                               “COS Calculations” has the meaning set forth in Section 4.3.

1.10                        “Credit-Worthy Assignee” means a Person who, or whose obligations are guaranteed by a Person who, either: (a) has a long-term non credit enhanced corporate credit rating of at least “BB” by Standard & Poors or a corporate family rating of at least “Ba2” by Moody’s; or (b) if such Person does not have any long-term unsecured and non credit enhanced debt credit rating by either Standard & Poors or Moody’s, has produced to Gatherer information sufficient to demonstrate to the reasonable satisfaction of Gatherer that the creditworthiness of such Person is equivalent to a Person that possesses such rating.

1.11                        “Cubic foot of Gas” or “Cubic feet of Gas” means the volume of Gas contained in one (1) cubic foot of space at a standard pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia) as required by this Agreement and at a temperature of sixty degrees (60°) Fahrenheit.

1.12                        “Day” means a period of twenty-four (24) consecutive hours beginning and ending at the Standard Time Zone Hour. The reference date for any Day will be at the beginning of such Day.

1.13                        “Dedicated Area(s)” means the geographic area(s) shown on the map(s) in Exhibit 1.13.

1.14                        “Dedicated Production” has the meaning set forth in Section 3.1.

1.15                        “Dedicated Well” means any Well that is now completed or may be hereafter completed with a surface location within the Dedicated Area, and in which Shipper, Producer or either of their affiliates own a working interest.

1.16                        “Delivery Points” means the inlet of the Gas measurement facilities at the existing or future interconnections between the System and the facilities of a Third Party Transporter where Dedicated Production is delivered to Third Party Transporter for Shipper’s account.

1.17                        “Design Suction Pressure” means the target design pressure (measured in Psig), mutually agreed to by Shipper and Gatherer, for a System at the inlet separator for each compression facility on a common suction system.

1.18                        “EFM” has the meaning set forth in Exhibit 9.8.

1.19                        “Force Majeure” has the meaning set forth in Section 14.4.

1.20                        “Fuel” means Gas used by Gatherer, or a sub-contractor to Gatherer, to operate compressors, dehydrators, treaters, and related equipment and facilities on, or to vent, relieve, or blowdown equipment and facilities of the Systems.

1.21                        “Gas” or “Natural Gas” means all hydrocarbons produced from the Wells or otherwise, including casinghead Gas, together with all liquefiable hydrocarbon components thereof and all concomitant gaseous substances produced from the Wells or otherwise, including, but not limited to, nitrogen, carbon dioxide and contained helium, but excluding crude oil and condensate recovered by Shipper or Producer at the Wells before the Receipt Point by ordinary mechanical separation means.

1.22                        “Gathering Fee” shall mean the fee charged per MMBtu by Gatherer to Shipper for wellhead or system gathering services inclusive of dehydration but not including compression. “Gathering Fee” may be used specifically to describe the fee for services provided under this Agreement or may be used to describe the fees for similar services provided under gas gathering agreements with other Anchor Shippers or Third Party Shippers.

1.23                        “Heating Value” means the number of British Thermal Units produced by the combustion, at constant pressure, of the amount of Gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees (60°) Fahrenheit in the absence of water vapor and under a constant pressure of 14.73 Psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

1.24                        “Law” means all applicable and valid orders, laws, rules and regulations of duly constituted governmental authorities having jurisdiction or control over the Parties, their facilities or Gas supplies, this Agreement, or any provisions hereof.

1.25                        “Lost Gas” means any Gas lost or unaccounted for incident to the operations of the System, including, but not limited to, lost or unaccounted for gas resulting from leakage, discrepancies due to meter inaccuracies or variations of temperature or pressure.

1.26                        “Mcf’ means one thousand (1,000) cubic feet.

1.27                        “Midstream Gas Gathering Assets” means Gas pipelines, Gas measurement facilities, Gas compressors, dehydrators, and any treating or related facilities, buildings with contents, surface leases and rights-of-way, used for the gathering of Gas.

1.28                        “MMBtu” means one million (1,000,000) British Thermal Units.

1.29                        “Month” means the period beginning the Standard Time Zone Hour on the first Day of the calendar month and ending at the Standard Time Zone Hour on the first Day of the next succeeding calendar month.

1.30                        Party” or “Parties” has the meaning contained in the preamble.

1.31                        “Person” means any individual or entity, including any corporation, limited liability company, joint venture, joint stock company, general or limited partnership, trust, agency, association, organization, governmental authority or entity.

1.32                        “Psia” means pounds per square inch absolute.

1.33                        “Psig” means pounds per square inch gauge.

1.34                        “Purchaser” has the meaning set forth in Section 3.2.

1.35                        “Quarter” means the period beginning on the first Day of a calendar quarter and ending immediately prior to the commencement of the first Day of the next calendar quarter.

1.36                        “Priority 1 Gas”, “Priority 2 Gas” and “Priority 3 Gas” have the meanings set forth in Section 8.1.

1.37                        “Receipt Point” means the inlet of Gatherer’s existing or future Gas measurement facilities on the Systems where Gatherer receives Dedicated Production.

1.38                        “Receipt Point Volume” means the Shipper’s gross metered volume at a Receipt Point, expressed in MMBtu.

1.39                        “Redetermination Date” January 1, 2012, and January 1 of each year thereafter during the term of this Agreement.

1.40                        “Shipper Supermajority Approval” means with respect to any:

1.40.1        System with two (2) Voting Shippers, the affirmative Vote of both Voting Shippers; or

1.40.2        System with three (3) or more Voting Shippers, a Vote in which there is not a Blocking Vote.

1.41                        “Standard Time Zone Hour” means 10:00 a.m. Eastern Time.

1.42                        “Super-System” means the combination of two or more Systems for the purpose of facilitating combined Fuel and Lost Gas, and Gas volume allocations and nominations over a wider area. The initial Super-Systems are described in Exhibit 1.43.

1.43                        “System” means a group of inter-related Midstream Gas Gathering Assets operated by Gatherer that are located within a single Target System Boundary. The initial Systems are set forth in Exhibit 1.43. Exhibit 1.43 also includes Super-Systems, Target System Boundaries and the items described in Sections 4.1, 4.5 and 11.2. Exhibit 1.43 will be updated to reflect changes made under the terms of this Agreement.

1.44                        “Target System Boundary” means the geographic area within which a System will be constructed.  The initial Target System Boundaries are set forth in Exhibit 1.13.

1.45                        “Thermal Equivalent” or “Thermally Equivalent” means an equal number of Btu’s.

1.46                        “Third Party” means all Persons other than Shipper Indemnitees and Gatherer Indemnitees as defined in Section 17.1.

1.47                        “Total FLG Cap” has the meaning set forth in Exhibit 9.4.

1.48                        “Transporter” means the owner of pipeline facilities downstream of the inlet of the Gas measurement facilities for the Delivery Points.

1.49                        “Vote” means a written ballot or written statement duly executed by a Voting Shipper that indicate approval or disapproval of a matter with respect to a particular System.

1.50                        “Voting Percentage” means the voting percentage for each Anchor Shipper set forth in Exhibit 1.3.

1.51                        “Voting Shipper” means a Shipper and its affiliates that hold an aggregated amount of at least eight percent (8%) of all Voting Percentages and has Dedicated Production on the System for which a Vote is being held.

1.52                        “Well” means any well classified as a Gas well or an oil well by the governmental authority having jurisdiction.

2.                                      Term.  The term of this Agreement for each System will remain in full force and effect for a primary term expiring at the end of the Redetermination Period (as defined in Exhibit 4.3) for such System (the “Primary Term”) and will continue in effect year to year thereafter (each, an “Extended Term”) unless terminated as provided in this Agreement. As to each System, either Party may terminate this Agreement effective at the end of the Primary Term or any Extended Term by providing written notice to the other Party at least ninety (90) Days prior to the expiration of the Primary Term or any succeeding Extended Term.

3.                                      Dedication.

3.1                               Dedication of Gas from Wells.  Subject to the exceptions in Exhibit 3.1 and the reservations in Section 3.3, Shipper and Producer dedicate to this Agreement and agree to deliver to the Receipt Points all of their respective owned or controlled Gas produced from all Dedicated Wells (collectively, “Dedicated Production”). Shipper and Producer represent and warrant that any of such Dedicated Production that is currently committed to other gathering arrangements prior to the date of this Agreement will be released from such other gathering arrangements as of the Effective Date.

3.2                               Sale of Dedicated Production.  Notwithstanding the foregoing, Shipper or its affiliates reserve the right to sell the Dedicated Production, Dedicated Wells or the underlying mineral leases or interests to any other party (referred to as “Purchaser”) so long as Purchaser is subject to and agrees to comply with and perform all of the obligations of Shipper contained in this Agreement. Such assignment will be subject to Section 19.7. If the Dedicated Production,

Dedicated Wells or the mineral leases or mineral interests underlying the Dedicated Production are sold to a Purchaser, Gatherer will remain obligated to fulfill Gatherer’s obligations under this Agreement.

3.3                               Reservations of Shipper.  Shipper reserves the following rights under this Agreement:

3.3.1                     Sole discretion to determine the appropriate flow rate (which flow rate may be zero) for any Well producing for or on behalf of Shipper or its affiliate;

3.3.2                     The right to retain all condensates, distillates, drip gas and any other liquids that are recovered in Shipper’s system upstream of the Receipt Points; and

3.3.3                     The right to retain the net proceeds from the sale of all condensates, distillates, drip gas and any other liquids that are recovered in Gatherer’s System downstream of the Receipt Points and marketed by Gatherer on behalf of Shipper less all Third Party costs for collection, removal and transport of said products; and

3.3.4                     The exclusive right to process the Gas for extraction of natural gas liquids and other liquid hydrocarbons downstream of the Receipt Points. Gatherer has no right to such liquids or to install facilities for the removal of such liquids beyond industry standard mechanical separation or to condition fuel gas as needed for operations.

4.                                      Gatherer Services and Fees.  Subject to the terms of this Agreement, Gatherer will receive, accept and gather the Dedicated Production at the Receipt Points, and deliver the Dedicated Production at the Delivery Points, less applicable Fuel and Lost Gas. Gatherer is not required to take Gas if accepting such Gas would, in Gatherer’s opinion, reasonably exercised, create a safety or operational problem. Gatherer will provide services other than gathering and compression pursuant to Section 4.7. The fees for the foregoing services are determined as follows:

4.1                               Gathering Fee.  For all of Shipper’s Gas received by Gatherer at the Receipt Points, Shipper will pay Gatherer the Gathering Fee set forth in Exhibit 1.43  multiplied by the Receipt Point Volume.

4.2                               Special Provisions.  In addition, the following special provisions will apply. The Gathering Fees and Compression Fees set forth in this Section 4.2 commence on September 1, 2011, and will not accrue or be due for periods prior to that date.

4.2.1                     All Gas from the Smithfield GGS that flows into the Liberty GGS will flow on the Liberty GGS as Priority 1 Gas and will incur an additional fee equal to twenty-five present (25%) of the Gathering Fee and one hundred percent (100%) of the Compression Fee for the Liberty GGS.

4.2.2                     All Gas from the Litchfield GGS that flows into the Rome GGS will flow on the Rome GGS as Priority 1 Gas and will incur an additional fee equal to twenty-five percent (25%) of the Gathering Fee and one hundred percent (100%) of the Compression Fee for the Rome GGS.

4.2.3                     The Rome GGS will be interconnected with the Auburn GGS and Gas may flow in either direction between such Systems subject to the following terms:

(a)                                 A bidirectional meter will be installed at the interconnect at some point after initial flow commences but in conjunction with startup of the Auburn Compression Facility.

(b)                                 All Gas from the Rome GGS that flows into the Auburn GGS will flow on the Auburn GGS as Priority 2 Gas and will incur an additional fee equal to twenty-five percent (25%) of the Gathering Fee and one hundred percent (100%) of the Compression Fee for the Auburn GGS.

(c)                                  All Gas from the Auburn GGS that flows into the Rome GGS will flow on the Rome GGS as Priority 2 Gas and will incur an additional fee equal to twenty-five percent (25%) of the Gathering Fee and one hundred percent (100%) of the Compression Fee for the Rome GGS.

(d)                                 Up until such time as both (i) the Chief Wyoming Pipeline is in service and (ii) the CNYOG Marc 1 Pipeline is in service, Shipper shall also have the right to elect to flow all or a portion of its Gas as Priority 1 Gas from the Rome GGS on the Auburn GGS or from the Auburn GGS on the Rome GGS under the following terms: (1) Shipper shall pay an additional seventy-five percent (75%) of the Gathering Rate on the receiving System, (2) Shipper shall send written notice of its election to Gatherer and each Anchor Shipper on the Rome GGS and Auburn GGS (at the Anchor Shipper’s addresses set forth in Exhibit 1.3) at least ten (10) Business Days before the end of a Month, (3) conversion to Priority 1 Gas treatment will begin on the first day of the Month following such notice, and (4) such election will be for a minimum period of six (6) Months and is terminable on any date thereafter upon at least thirty (30) days prior written notice to Gatherer.

4.2.4               The Rome GGS will be interconnected with the Overfield GGS and Gas may flow in either direction between such Systems subject to the following terms:

(a)                                 A bidirectional meter will be installed at the interconnect at some point after initial flow commences but in conjunction with startup of the Chief Wyoming Pipeline.

(b)                                 All Gas from the Rome GGS that flows into the Overfield GGS will flow on the Overfield GGS as Priority 2 Gas and will incur an additional fee equal to twenty-five percent (25%) of the Gathering Fee and one hundred percent (100%) of the Compression Fee for the Overfield GGS.

(c)                                  All Gas from the Overfield GGS that flows into the Rome GGS will flow on the Rome GGS as Priority 2 Gas and will incur an additional fee equal to twenty-five percent (25%) of the Gathering Fee and one hundred percent (100%) of the Compression Fee for the Rome GGS.

4.3                               Redetermination of Gathering Fee.  Effective on each Redetermination Date, the Gathering Fees for each System will be redetermined and adjusted in accordance with the cost of service provisions set forth in Exhibit 4.3 (the “COS Calculations”). No later than January 31 of each year beginning in 2012, Gatherer will send notice of the adjusted Gathering Fee for such year for each System, along with supporting documents for the calculations, to the Shipper. If the Shipper disagrees with Gatherer’s calculations, the Shipper will have until February 28 of such year to commence an audit of the relevant books and records of Gatherer used to conduct the COS Calculations. If the Parties cannot agree on the adjusted Gathering Fee for a System prior to February 28 of such year, the dispute will be resolved pursuant to Section 18, but in the interim the newly redetermined Gathering Fee will be in effect, subject to adjustment and refund when the new Gathering Fee is finalized. Any redetermination of Gathering Fees under this section 4, including any resolution of any dispute over redetermination resolved pursuant to Section 18, shall result in all Anchor Shippers being subject to the same schedule of Gathering Fees for Dedicated Production during the term of this Agreement.

4.4                               Extended Term Gathering Fee. Upon expiration of the Primary Term, Gatherer and Anchor Shippers will attempt to agree on a new fixed Gathering Fee during the Extended Term. If such parties cannot agree, the Gathering Fee during the Extended Term will be the average of the Gathering Fee for the final three (3) years of the Primary Term and will be subject to annual escalation by the Inflation Factor as defined in Section 4.5.

4.5                               Compression Fee.  For all of Shipper’s Gas received by Gatherer at the Receipt Points that receives compression prior to delivery to a Delivery Point, Shipper will pay Gatherer the applicable compression fee set forth in Exhibit 1.43 (the “Compression Fee”). Compression Fees will be based on a cost per stage (in half-stage increments) per MMBtu. If compression services are not provided on a System, no Compression Fee will be incurred. The Compression Fee per Stage will escalate effective January 1 of each year in proportion to the average percentage change (the “Inflation Factor”) for the twelve (12) Month period ending June 30 of the preceding calendar year, using the column titled “Annual Average”, or its equivalent, in the Consumer Price Index - All Urban Consumers as published by the United States Department of Labor Bureau of Labor Statistics (“CPI Index”). In no event will the adjustment result in a decrease of the Compression Fee. In the event the CPI Index ceases to be published without a designated replacement index, the Anchor Shippers (by Shipper Supermajority Approval) and Gatherer will mutually agree to an alternative price index reasonably similar to the CPI Index.

4.5.1                     For Systems with expected pressures at Delivery Points greater than or equal to 900 Psig and less than or equal to 1300 Psig, the stages assumed for each System will be based on the following Design Suction Pressures (“Deemed Compression Stages”):

Design Suction Pressure	Deemed Compression Stages	Acceptable Design Suction Pressure Increments
>= 30.0 Psig and <= 50.0 Psig	3.0	10 psi
> 50.0 Psig and <= 100.0 Psig	2.5	20 psi
> 100.0 Psig and <= 200.0 Psig	2.0	25 psi
> 200.0 Psig and <= 350.0 Psig	1.5	25 psi
> 350.0 Psig and <= 600.0 Psig	1.0	50 psi
> 600.0 Psig	0.5	50 psi

4.5.2                     For Systems with a Design Suction Pressure or an expected Delivery Point pressure that falls outside of Section 4.5.1, the Deemed Compression Stages assumed for each System will be discussed and mutually agreed to by Shipper and Gatherer, but shall generally be based on the expected Compression Ratio for the service provided as follows:

Compression Ratio (“CR”)	Deemed Compression Stages
CR >= 40.0	4.0
27.0 <= CR < 40.0	3.5
15.0 <= CR < 27.0	3.0
9.0 <= CR < 15.0	2.5
5.0 <= CR < 9.0	2.0
3.3 <= CR < 5.0	1.5
1.9 <= CR <3.3	1.0
CR < 1.9	0.5

4.6                               Electric Compression Fuel.  If Gatherer installs electric compression, Gatherer shall install electric metering for the compression to measure compression electricity separately from the remainder of electricity used elsewhere in Gatherer’s facilities. Gatherer shall bill Shipper for its respective allocated portion of electric costs used for electric compression of Shipper’s Gas each month.

4.7                               Other Services  If additional services, other than the services to gather, dehydrate and compress the Gas, are required in order to cause the Gas to conform to the Gas Quality Specifications, then upon Gatherer’s election, either: (a) Shipper will treat, process or otherwise condition or conform the Gas upstream of the Receipt Points to meet the Quality Specifications, with Shipper retaining any products recovered, or (b) Gatherer will furnish an estimated cost and fee to conform the Gas and upon Shipper Supermajority Approval, Gatherer will provide such service (with Shipper retaining the net proceeds of any natural gas liquids resulting from such service) and the cost will be included in the Gathering Fee calculated in accordance with the COS Calculations. If such additional services are only needed by a portion of the Dedicated Wells on a System (for example, H2S treating for a localized elevated H2S level across a portion of a System), Gatherer and Shipper will arrive at a mutually agreeable methodology to charge only the affected Dedicated Wells prior to the service being provided which methodology will be designed not to increase the Gathering Fee for Wells not requiring the additional services.

5.                                      Shipper Approvals and Voting.

5.1                               Voting Procedure.  Gatherer may submit a written request for a Vote (“Voting Request”) to all Voting Shippers in each of the Systems to which the Voting Request applies for any matter contemplated by Section 5.2 or 5.3 of this agreement. Gatherer will submit a Voting Request to all Voting Shippers in each of the Systems to which the Voting Request applies upon the written request of Shipper for a Vote on any matter contemplated by Section 5.3 of this Agreement. Each Voting Shipper will, within ten (10) Business Days after receipt of the Voting Request, return its Vote to Gatherer. If a Voting Shipper fails to return its Vote within such ten (10) Business Day period, the Voting Shipper will be deemed to have voted in favor of the matter in the Voting Request and Gatherer will send written notice of the deemed affirmative vote to such Voting Shipper. The Voting Shipper will have five (5) Business Days after receipt of the notice to revoke such deemed affirmative vote by written notice to Gatherer. If the Anchor Shipper does not revoke the deemed affirmative vote within such time, the affirmative vote will be irrevocable.                                              When a matter requiring Shipper Supermajority Approval is approved by Shipper Supermajority Approval, the matter is binding on all Anchor Shippers. Gatherer will furnish the results of the Votes to all Voting Shippers in the applicable System within ten (10) Days after receiving Votes (including an irrevocable deemed vote) representing either Shipper Supermajority Approval or a Blocking Vote. Shipper authorizes Gatherer to furnish a copy of Shipper’s Vote to the other Voting Shippers on any matter.

5.2                               Required Approvals.  Without Shipper Supermajority Approval from Voting Shippers on each System affected, Gatherer may not take any of the following actions:

5.2.1                     Change any Target System Boundary.

5.2.2                     Merge two or more Systems into a single System.

5.2.3                     Create a Super-System or change the Systems that make up the composition of any Super-System.

5.2.4                     Install electric compression that will cause electric compression to exceed 25% of the total compression horsepower on a System.

5.2.5                     Lower or raise Design Suction Pressure.

5.2.6                     Change a gas price index that is the basis for Fuel and Lost Gas payments or the settlement of cash out Imbalances.

5.2.7                     Utilize a third party’s gathering system to sub-contract services contemplated herein.

5.2.8                     Add a Receipt Point that is not operated by Gatherer.

Gatherer’s Voting Request to merge two or more Systems must include a detailed proposal regarding how the COS Calculations for the Systems to be merged will be consolidated and how any conflicting termination dates for the Primary Term or Secondary Terms will be resolved.

5.3                               Gatherer’s Obligations. Upon Shipper Supermajority Approval, the Gatherer will take the action requested by Shipper described in Sections 4.7, 9.4, 9.7 and 11.2.

5.4                               Changes to Anchor Shippers or Voting Percentages.  Shipper may assign all or part of Shipper’s Voting Percentage to any party that is also assigned a similar percentage interest in the right to own or receive Dedicated Production, and Shipper may not otherwise assign its Voting Percentage. If Shipper assigns any of Shipper’s Voting Percentages to another party as provided in the foregoing sentence, Shipper will notify Gatherer of the assignment and the portion of its Voting Percentage assigned to the other party. If Gatherer receives notice from any Anchor Shipper of an assignment of Voting Percentage, Gatherer will update Exhibit 1.3 and send the updated Exhibit to Anchor Shippers.

5.5                               No Changes to Other Gathering Agreements.  Gatherer will not amend any gathering agreement with any Anchor Shipper covering the Dedicated Area without written consent of all Anchor Shippers on the Systems affected by the Amendment unless the amendment is expressly provided for in this Agreement, including, without limitation, amendments approved upon Shipper Supermajority Approval.

6.                                      Well Connections.

6.1                               Dedicated Wells.  Any request by Shipper for Gatherer to connect a Dedicated Well to a System (“Connection Request”) will be in writing and will contain Shipper’s best estimate of the date of first production for a specified Well. As soon as practicable, but no later than sixty (60) Days after Gatherer receives a written Connection Request, Gatherer will elect, by written notice to Shipper, whether or not Gatherer will connect the Dedicated Well. If Gatherer elects to connect the Dedicated Well, Gatherer will use reasonable commercial efforts to ensure that the Dedicated Well is connected to the System by: (a) the date requested by Shipper; or (b) if not connected by the date requested by the Shipper, as soon thereafter as practicable. If Gatherer has failed to respond to Shipper’s Connection Request or has elected in writing to decline to connect the Dedicated Well (a “Rejected Well”) within such sixty (60) Days, then Shipper may elect, by written notice or electronic mail to Gatherer, any of the following:

6.1.1                     Permanent Release.  The Rejected Well, and any subsequent wells with a surface location within a two (2) mile radius of the surface location of the Rejected Well, will be permanently released from the Dedication Area.

6.1.2                     Shipper Installed Asset.  The Shipper or its affiliate may construct, at Shipper’s sole cost, a gas gathering system (a “Shipper Installed Asset”) to connect such Rejected Well to a System at a mutually agreeable location under the following conditions:

(a)                                 Connection Location.  Unless otherwise agreed, the connection location for the Rejected Well will be the nearest location on the System where Shipper can obtain reasonable access and a site sufficient for connection facilities.

(b)                                 Custody Transfer.  Gatherer will install custody transfer and measurement facilities at the connection location referenced above at Shipper’s sole cost.

(c)                                  Fees.  For the receipt of Gas from a Shipper Installed Asset, Shipper will pay Gatherer a gathering fee equal to twenty-five percent (25%) of the in-effect Gathering Fee for the System, one hundred percent (100%) of the Compression Fee for the System, and one hundred percent (100%) of the proportionate share of actual Fuel and Lost Gas on the System.

(d)                                 Subsequent Wells.  The Shipper may use the Shipper Installed Asset to gather any subsequent Wells drilled with a surface location within a one (1) mile radius of the Rejected Well.

(e)                                  Purchase of Shipper Installed Asset.  At any time within three (3) years after the initial flow of Gas (the “Initial Flow Date”) on the Shipper, Installed Asset, Gatherer will have the option to purchase the Shipper Installed Asset for a purchase price equal to the total capital cost paid by Shipper for the construction of such Shipper Installed Asset plus simple interest on the amounts paid at the per annum rate equal to twelve percent (12%) from the Initial Flow Date through the date of purchase. All interest will be computed for the actual number of Days elapsed at a per diem charge based on a year consisting of three hundred sixty-five (365) Days.

(f)                                   Service Level.  Gas produced from Wells with wellheads located within the Dedicated Area that flows into a System through a Shipper Installed Asset in accordance with this Section 6.1.2 will be considered Priority 1 Gas as defined in Section 8.1.3.

6.1.3                     Pipeline Reimbursement Agreement.  Upon request of Shipper, Gatherer must prepare and deliver to Shipper an AFE for the costs to connect such Rejected Well. If Shipper agrees to execute a Pipeline Reimbursement Agreement in the form attached at Exhibit 6.1.3 (“PRA”) covering the connection of the Rejected Well based on the costs set forth in the AFE, Gatherer must enter into the PRA with Shipper and connect the Rejected Well in an expeditious manner.

6.2                               Non-Dedicated Wells.  Shipper may connect any Midstream Gas Gathering Assets that flow Anchor Shipper’s Gas (“Shipper Pipeline”) from Wells located outside the Dedicated Areas to a System at a mutually agreeable location under the following conditions:

6.2.1                     Connection Location.  Unless otherwise agreed, the connection location for the Shipper Pipeline will be the nearest location on the System where Shipper can obtain reasonable access and a site sufficient for connection facilities.

6.2.2                     Custody Transfer.  Gatherer will install custody transfer and measurement facilities at the connection location referenced above at Shipper’s sole cost.

6.2.3                     Fees.  For the receipt of Gas from a Shipper Installed Asset, Shipper will pay Gatherer a gathering fee equal to twenty-five percent (25%) of the in-effect Gathering Fee for the System, one hundred percent (100%) of the Compression Fee for the System, and one hundred percent (100%) of the proportionate share of actual Fuel and Lost Gas on the System.

6.2.4                     Service Level.  Gas produced from Wells with wellheads located outside the Dedicated Area that flows into a System in accordance with this Section 6.2 will be considered Priority 2 Gas as defined in Section 8.1.2.

7.                                      Nominations and Balancing.

7.1                               Nominations.  Nominations are to be submitted by Shipper to the attention of Gatherer’s gas scheduling department in writing, by electronic means as designated by Gatherer. The nominations shall cite the aggregate volume of Gas by each Super-System (or single System that is not part of a Super-System), adjusted for Shipper’s proportionate share of Fuel, as applicable, to be delivered by Shipper at the Receipt Points for delivery by Gatherer at specified Delivery Points, all in accordance with Gatherer’s then current nomination procedure. Monthly Nominations shall be submitted by Shipper no later than five (5) Days prior to the first day of the Month during which gas is to flow and Gatherer will confirm such Nominations in writing, by electronic means designated by Gatherer, by 12:00 pm Central Time no later than one (1) Day prior to the first Day of the Month in which Gas is to flow. If Shipper’s availabilities are not provided by the Well operator on a timely basis so that Shipper can meet the obligations herein, Gatherer and Shipper will work together to determine a mutually agreeable solution so that Shipper will be able to nominate and flow its Gas. Daily Nominations shall be submitted by Shipper by 12:00 pm Central Time on the Day before gas is to flow. Imbalance makeup or payback by Shipper must be approved by Gatherer, such approval not to be unreasonably withheld.

7.2                               Imbalances.  Shipper and Gatherer intend that the physical volumes actually delivered at the Delivery Points and the total volume nominated and confirmed at the Delivery Points will be equal, less Fuel volumes, as close as practicable, on a daily basis. Any difference between the actual quantities of Shipper’s Gas delivered at all Delivery Points on a Super-System (or single System that is not part of a Super-System) (together, the “Aggregated Delivery Points”) and the total volume nominated and confirmed for Shipper at the same Aggregated Delivery Points is the “Imbalance”. If Shipper delivers a greater volume of Gas to Aggregated Delivery Points than Shipper’s total nominations to such Aggregated Delivery Points, such difference shall be considered a positive Imbalance (“Positive Imbalance”). If Shipper delivers a lesser volume of Gas to Aggregated Delivery Points than Shipper’s total nominations to such Aggregated Delivery Points, such difference shall be considered a negative Imbalance (“Negative Imbalance”). If Gatherer’s operations of a System are negatively affected, in Gatherer’s sole, reasonable opinion, by an Imbalance, Gatherer shall notify Shipper and request that Shipper attempt to mitigate the Imbalance. If Shipper fails, refuses, or is unable to eliminate the Imbalance, Gatherer may, without liability hereunder, cease accepting or delivering Gas under this Agreement until the conditions causing the Imbalance are corrected. Gatherer shall provide Shipper regular information and updates to Shipper’s Imbalance position and events that may affect that position. Any expenses paid or revenues received by Gatherer as a result of Imbalances will be included as revenue or operating expenditures in the COS Calculations. Imbalances will be resolved as follows:

7.2.1                     Shipper OBA.  If the shippers on a Super-System (or a single System not part of a Super-System) hold all of the operational balancing agreements (“OBAs”) with the downstream pipelines connected to such Super-System or System and Gatherer has no such operational balancing agreements, then: (a) there is no Imbalance for purposes of this Agreement; and (b) Gatherer is not liable for any imbalances Shipper incurs with such downstream pipeline. If at any time any downstream pipeline on such Super-System or System requires that the OBA be between the downstream pipe and the Gatherer, then the Imbalance will be resolved for such Super-System or System pursuant to Sections 7.2.2 and 7.2.3 below.

7.2.2                     In-Kind Balancing.  If all of the downstream pipelines with Delivery Points on a Super-System (or single System not part of a Super-System) require Imbalances to be resolved via in-kind balancing, then the Imbalance on such Super-System or System will be settled in the following manner: (a) if there is a Negative Imbalance then Gatherer will reduce Shipper’s nomination to such Super-System or System by a mutually acceptable percentage below the actual deliveries that is calculated to fully cure such Negative Imbalance within three (3) months, and such reduction will continue until such Negative Imbalance is eliminated; and (b) if there is a Positive Imbalance then Shipper will either adjust its production downward in the subsequent months or increase its nominations to such Super-System or System by a mutually acceptable percentage in either event in an amount that is calculated to fully cure such Positive Imbalance within three (3) months, and such adjustment will continue until such Positive Imbalance is eliminated.

7.2.3                     Cash Out Balancing.  All Imbalances on a Super-System (or a single System not part of a Super-System) not covered by Sections 7.2.1 or 7.2.2 above will be resolved as follows: (a) if there is a Negative Imbalance, Shipper will pay Gatherer on a monthly basis an amount equal to the volume of the Negative Imbalance on such Super-System (or a single System not part of a Super-System) multiplied by the Cash Out Price (as hereinafter defined); and (b) if there is a Positive Imbalance, Gatherer will pay Shipper on a monthly basis an amount equal to the volume of the Positive Imbalance on such Super-System (or a single System not part of a Super-System) multiplied by the Cash Out Price. The “Cash Out Price” for each applicable Super System (or single System that is not part of a Super System) will be the average daily index price, during the month in which the applicable Imbalance occurs, for Dominion South Point in the section “Prices of Spot Gas delivered to Pipelines” as published in Inside FERC’s Gas Market Report, as adjusted as set forth below. If for any reason such index ceases to be published or if for any reason such index is no longer applicable to such Super-System or System, Gatherer and Shipper will mutually agree upon an appropriate replacement index and if no agreement can be reached, the provisions of Section 18 will apply. If any downstream pipeline on a Super-System or System charges a penalty to Gatherer as a result of an imbalance on such Super-System or System in any Month, then Gatherer may adjust the Cash Out Price for such Month as set forth in the tables below based on the percentage that the volume of Shipper’s Imbalance is of Shipper’s total Gas deliveries.

Settlement price for Negative Imbalances

% Imbalance	% of Cash Out Price
5% or less	100%
More than 5%, less than or equal to 10%	115%
More than 10%, less than or equal to 15%	130%
More than 15%, less than or equal to 20%	140%
More than 20%	150%

Settlement price for Positive Imbalances

% Imbalance	% of Cash Out Price
5% or less	100%
More than 5%, less than or equal to 10%	85%
More than 10%, less than or equal to 15%	70%
More than 15%, less than or equal to 20%	60%
More than 20%	50%

8.                                      Curtailment.

8.1                               Capacity Curtailment.  If delivery of Gas through the System has been or will be cut back or curtailed due to an event of Force Majeure, maintenance, or physical capacity limitation on a System that limits Gatherer’s ability to flow all quantities of Gas available for delivery to a System situated upstream of the restriction, then Gatherer shall notify Shipper as soon as possible and the acceptance of all Gas at the Receipt Points or at any other points and the gathering of same on such System will be curtailed under the following methodology:

8.1.1                     Priority 3 Gas.  Gas delivered to such System that is not dedicated to such System or does not originate from lands, leases, wells or reserves dedicated to such System, (collectively “Priority 3 Gas”), will be curtailed first on a pro rata basis with all other Priority 3 Gas on the System(s), based on each shipper’s most recent confirmed nomination prior to such curtailment. Priority 3 Gas shall include Gas gathered on a Month to Month basis which originally had a prior term obligation.

8.1.2                     Priority 2 Gas.  After all Priority 3 Gas has been curtailed, Gas which is dedicated to be delivered to such System and not gathered as Priority 1 Gas, defined below, (“Priority 2 Gas”) will be curtailed pro rata as set forth below.

8.1.3                     Priority 1 Gas.  After all other Gas, including, without limitation, Priority 3 Gas and Priority 2 Gas, has been curtailed, Gas delivered to the System that is subject to a gathering fee based on the COS Calculations set forth in this Agreement and any other Gas designated in an agreement to be Priority 1 Gas (collectively, “Priority 1 Gas”) will be curtailed pro rata as set forth below.

Priorities will be in ascending numerical order, lower priority Gas being a larger number, and Gatherer shall not curtail Gas from a priority category if it is accepting Gas from a lower priority category. Gatherer will curtail Gas within each priority level as follows: (a) during any Month, on a pro rata basis with all other Gas in such priority level, based on each shipper’s most recent confirmed nomination prior to such curtailment, and, except for Receipt Point reallocations that do not result in additional curtailments, new or additional nominations from shippers on a curtailed System will not be accepted or confirmed by Gatherer for the remainder of the Month during curtailment; and (b) if the curtailment continues to the beginning of the next Month, then each shipper’s share of capacity for the subsequent Month on the System(s) shall be determined pro rata based on each shipper’s relative entitlement for the Month. Gatherer will determine, in good faith without unjust or unreasonable discrimination among Wells, each shipper’s relative entitlement based on the flow potential of each Well in such System(s) using valid information reasonably and consistently compiled among Wells in accordance with industry standards. Nominations by any Shipper shall not exceed such flow potential as described herein, except in the event of imbalance resolutions.

Gatherer will temporarily release all curtailed Gas of Shipper from the terms of this Agreement for the duration of the curtailment only, and Shipper shall resume deliveries of such curtailed Gas to Gatherer no later than the first Day of the second Month immediately following the cessation of such curtailment. If the curtailment under this Section 8.1 persists for more than ninety (90) Days in any three hundred sixty-five (365) Day period, except to the extent Gatherer has been delayed by any governmental action, including but not limited to permitting and zoning, Shipper may seek, and Gatherer shall grant, a permanent release of the curtailed Gas. Gatherer will give Shipper ten (10) Days prior notice before performing any planned or routine maintenance on a System that will cause the curtailment of any of Shipper’s Gas.

8.2                               Market Curtailment.  Shipper and each individual producer party in any Dedicated Well shall be responsible for securing transportation or sales of its Gas on the downstream pipeline at the Delivery Points (“Market”). Should one or more parties in a Dedicated Well gathered by Gatherer hereunder make nominations that are not confirmed and scheduled by a downstream pipeline (including, without limitation, as a result of an event of Force Majeure or a downstream pipeline operational flow order), such party will be deemed to have insufficient Market for its Gas. In the event one or more parties has insufficient Market for its Gas, then Gatherer will continue to receive all other parties’ Gas in such Dedicated Well with Market and may curtail the party or parties whose nominations are not confirmed and scheduled by the downstream pipeline until such party secures Market for its Gas. Any potential imbalance created in such Dedicated Well and any liability therefor shall remain with Shipper and any individual producer parties in the Dedicated Well, and Gatherer will have no further obligation or liability to such parties other than to receive Gas at the Receipt Point for the Dedicated Well and provide the gathering services as provided in this Agreement. Upon Shipper or any individual producer party providing commercially reasonable justification that it has sufficient Market for its Gas, Gatherer shall accept nominations for such Gas from Shipper or the individual producer and such nominations will be treated as new or additional nominations of Shipper under and subject to Section 8.1. Any potential Imbalance created on the Systems due to one or more parties having insufficient Market for its Gas shall be resolved according to the provisions outlined in Section 7.2.

8.3                               Restrictions.  Subject to applicable Law, as amended from time to time, Gatherer will not, without Shipper’s prior written approval, offer any Third Party: (a) a higher service priority than that offered to Priority 1 Gas on any System; (b) any curtailment procedure on any System more favorable to such Third Party than the curtailment procedures contained in this Agreement; or (c) a gathering agreement on any System for Priority 1 Gas if Gatherer reasonably expects that such agreement would likely cause a System to become oversubscribed in relation to the expected capacity of such System.

9.                                      Measurement and Commingling.

9.1                               Right to Commingle.  Gatherer has the right to commingle the Dedicated Production received in the System with other shippers’ Gas. It is recognized that Dedicated Production delivered at a Delivery Point may not be the same molecules as those received at a Receipt Point. The quantities of Dedicated Production delivered at a Delivery Point will be Thermally Equivalent to the quantities of Dedicated Production received in accordance with the terms of this Agreement at a Receipt Point, less Shipper’s share of Fuel and Lost Gas, and any applicable reduction pursuant to Section 3.3.3 of this Agreement.

9.2                               Fuel Allocation.  Shipper’s share of Fuel consumed in the operations of the System shall be determined and allocated by Gatherer to each Receipt Point upstream of the applicable point Gas is actually consumed by multiplying the Gas consumed at such point on the System by a fraction calculated by the Receipt Point Volume upstream of such point divided by all Gas volume attributable for all Receipt Points upstream of such point.

9.3                               Lost Gas.  Gatherer will exercise prudent operational oversight on each System to minimize the potential for Lost Gas. All Lost Gas on a System caused by the actions of unaffiliated Third Parties and recovered by Gatherer shall be credited, proportionately on an MMBtu basis, to all shippers on such System. Shipper’s prorated share of Lost Gas shall be determined and allocated by Gatherer based on Shipper’s Gas volumes in the System proportionate to total Gas volume in the System.

9.4                               Fuel and Lost Gas Caps.  Commencing after December 31, 2011, and subject to the additional terms defined and set forth in Exhibit 9.4, if Gatherer’s calculations pursuant to Section 2.2 of Exhibit 9.4 indicate that an FLG Exceedance has occurred in any Super-System or System, the FLG Report sent by Gatherer shall include an explanation, system balance report, and cost estimate for a remedy that is reasonably expected to prevent Fuel and Lost Gas from exceeding the Total FLG Cap in the future (“FLG Proposal”). Upon receipt of the FLG Proposal, the Total FLG Cap for such System or Super-System will be waived for twelve (12) months beginning with the first month after the FLG Quarter in which the FLG Exceedance occurred unless the Anchor Shippers, by Shipper Supermajority Approval, elect to allow Gatherer to proceed with the remedy and either (i) have Gatherer pay the costs and include the costs in the COS Calculations or (ii) with the agreement of all Anchor Shippers, the Anchor Shippers will pay the costs as incurred and such costs will be excluded from the COS Calculations. If an FLG Exceedance has occurred and Gatherer fails to provide the FLG Proposal to Shipper within forty-five (45) days after receipt of Shipper’s Notice, then Gatherer will pay Shipper the FLG Reimbursement for that FLG Quarter within ninety (90) days after receipt of Shipper’s Notice. The FLG Reimbursement will not be included in the COS Calculations. However, if Gatherer has provided the required information as set forth herein, Gatherer shall not be obligated to pay the FLG Reimbursement. If the FLG Proposal is approved, Gatherer will again be subject to the caps set forth in this Section beginning with the first full FLG Quarter after completion of the work under the FLG Proposal.

9.5                               Receipt Points.  The initial Receipt Points are listed in Exhibit 9.5 and will be subcategorized according to System. Exhibit 9.5 will be amended from time to time as Dedicated Wells or other Wells are added to the Systems. Subject to the guidelines set forth in Exhibit 9.8, all meters at Receipt Points shall be installed, owned and operated by Gatherer with the cost included in the COS Calculation. Each Receipt Point will be at a location on or adjacent to the pad for each Dedicated Well on a site designated and provided by Shipper, or at another location mutually agreed upon by Shipper and Gatherer.

9.6                               Gas Lift.  At the request of a Shipper, Gatherer shall install a meter at a Dedicated Well pad to furnish gas for gas lift, fuel, or other wellhead purposes (a “Gas Lift

Meter”). All Gas Lift Meters will be listed in Exhibit 9.6. Subject to the guidelines set forth in Exhibit 9.8, all Gas Lift Meters will be installed, owned, and operated by Gatherer, and Shipper or Shippers requesting the Gas Lift Meter shall pay such costs which will not be included in a COS Calculation. In the event that a Gas Lift Meter is no longer needed at a particular Dedicated Well Pad, Gatherer and Shipper will work together to remobilize the Gas Lift Meter at a mutually agreeable site without additional direct cost to the Shipper. Gas delivered by Gatherer via Gas Lift Meters that has not been compressed or dehydrated by Gatherer prior to delivery will not be charged a Gathering Fee or Compression Fee. Prior to allocation of Fuel and Lost Gas, Shipper’s Receipt Point Volume shall be reduced for any corresponding gas lift volumes delivered to a Gas Lift Meter for usage in Wells upstream of the corresponding Receipt Point. Shipper shall be responsible for any allocations of gas lift volumes to individual Wells downstream of each Gas Lift Meter.

9.7                               Delivery Points.  The initial Delivery Points are described in Exhibit 9.7. Exhibit 9.7 will be amended from time to time to include new Delivery Points. All meters and necessary pipelines and equipment (“Delivery Assets”) installed at Delivery Points shall be installed, owned, and operated by Gatherer. New Delivery Points may be added as follows:

9.7.1                     If required for System operability, Gatherer may install new Delivery Points at Gatherer’s initiative (without Shipper Supermajority Approval) with the cost of the Delivery Assets included in the COS Calculations.

9.7.2                     If, upon Shipper Supermajority Approval, the Voting Shippers request that Gatherer install a new Delivery Point, Gatherer must promptly install the appropriate Delivery Assets using Gatherer’s design but meeting capacity specifications requested by the Voting Shippers, and the cost of such installation will be included in the next COS Calculation for the applicable System.

9.7.3                     If Gatherer will not install a Delivery Point and Shipper Supermajority Approval for a new Delivery Point cannot be obtained, then, at Shipper’s election by written notice to Gatherer, and upon Shipper’s advance payment to Gatherer of all costs of such installation, Gatherer will install and own the Delivery Assets, but Shipper will exclusively own and control the usage of all capacity in such Delivery Assets.

9.8                               Measurement Standards.  All measurement equipment utilized for custody transfer and billing or allocation purposes shall comply with the Gas Measurement Standards set forth in Exhibit 9.8.

10.                               Gas Quality.

10.1                        Specifications.  Gatherer will not be obligated to accept Gas from Shipper unless it meets the Gas quality specifications set forth in Exhibit 10.1 (“Gas Quality Specifications”).

10.2                        Non-conforming Gas.  If all or a portion of the Gas delivered by Shipper fails to meet any of the Gas Quality Specifications (“Non-conforming Gas”), then Gatherer may, at its option: (a) continue to temporarily receive such Non-conforming Gas or (b) discontinue receipt of such Non-conforming Gas. If Gatherer knowingly, based on Gatherer’s tests or notification from Shipper, elects to continue to receive Non-conforming Gas, the election will not be deemed as a waiver of its right to discontinue receipt of such Non-conforming Gas at any time in the figure, however, Gatherer shall indemnify and hold harmless Shipper for any costs, expenses, losses, damages and liabilities arising out of such accepted Non-conforming Gas. If Gatherer’s tests do not reveal the presence of Non-conforming Gas and Gatherer is otherwise unaware that Gatherer is receiving Non-conforming Gas, then Shipper will be liable to Gatherer for any costs, expenses, losses, damages and liabilities arising from Shipper’s Non-conforming Gas.

10.3                        Receiving Pipeline with More Stringent Quality Specifications.  If the quality specifications of the receiving pipeline at any Delivery Point are more stringent than the Gas Quality Specifications, Gatherer is not required to accept at the Receipt Points that are connected to such Delivery Point any Gas tendered by Shipper until Shipper conforms the Gas or causes the Gas to be conformed to such specifications. If Shipper fails to conform the Gas, Gatherer may conform the Gas under the terms of Section 4.7. If neither Party elects to conform the Gas for a period exceeding thirty (30) Days, then Gatherer will release the Dedicated Well(s) producing such Gas from the terms of this Agreement.

11.                               Gas Pressure.

11.1                        Shipper’s Delivery Obligations.  Shipper will deliver Gas at each Receipt Point at a pressure that is sufficient to enter the System against the prevailing pressures in such System from time to time and Shipper shall not deliver Gas at a pressure that would exceed the maximum allowable operating pressure of the System at the Receipt Points. Shipper shall use commercially reasonable efforts to deliver Gas from Dedicated Wells operated by Shipper or its affiliate to Gatherer at uniform rates of flow.

11.2                        Gatherer’s Obligations and Rights.  Gatherer shall endeavor to maintain the pressure at the Receipt Points at a pressure not to exceed 1.3 times the Design Suction Pressure maintained at Gatherer’s compressor facilities for a given System. Gatherer will not raise the Actual Suction Pressure on a System by more than 30% above the Design Suction Pressures set forth in Exhibit 1.43 without Shipper Supermajority Approval. If the Anchor Shippers, upon Shipper Supermajority Approval, request that Gatherer lower the Design Suction Pressure on such System, then Gatherer must provide such lower pressures and all associated costs will be included in the COS Calculations and recovered through the adjustment to the Gathering Fee and Compression Fee applied to the adjusted Deemed Compression Stages. Any change in Design Suction Pressure must be requested in the increments set forth in the third column of the table in Section 4.5.1. Gatherer may install, operate and maintain, at its sole expense, such pressure-regulating devices as may be necessary to regulate the pressure of Gas at the Receipt Points.

12.                               Billings, Payments and Audit.

12.1                        1 On or before the last Day of each Month, Gatherer will invoice Shipper and will provide supporting documentation as agreed by the Parties, for the amount due Gatherer for Gas delivered into the System in the preceding Month. Shipper will remit to Gatherer the amount invoiced net of any cash out sums as required by Section 7.2, no later than thirty (30)

Days following the date Shipper receives the invoice. The undisputed amount of any payment not timely paid as required herein shall bear interest at the annual rate equal to the lower of the maximum lawful rate of interest in the State of Texas, or the United States national prime rate of interest published in the Eastern edition of The Wall Street Journal on the first day of the month in which delinquency occurs plus six percent (6%), which interest shall be promptly paid by Shipper. If any disputed amount is determined to be owed by Shipper, such amount will bear interest as set forth above. Additionally, if Shipper is more than ten (10) Days late in making any payment of undisputed amounts, in addition to all other rights and remedies of Gatherer, and upon at least five (5) Days prior notice, Gatherer may cease receiving Shipper’s Gas until Shipper’s account is brought current, with interest.

12.2                        Either Party, with at least sixty (60) Days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. Such audits will be conducted at the location where the books and records are normally located. The scope of any audit shall be limited to transactions affecting the Gas hereunder. No audit may include any time period for which a prior audit under this Section 12.2 was conducted (but may include data from a prior audit that affects the time period of the current audit), and no audit may occur more frequently than once each twelve (12) Months. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested, or made in any twenty four (24) Month period for which the audit is requested but for which a written claim for adjustments is not made within ninety (90) Days after the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes. All other statements, allocations, measurements, computations, charges, or payments shall be deemed true and correct and shall be final for all purposes after the expiration of twenty-four (24) Months from the date thereof. Nothing in this Section will limit the rights of the Parties in the event of a dispute under Section 12.1.

13.                               Notices.  Unless otherwise agreed by the Parties in writing, any notice, demand, request, claim or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given and received (a) when delivered personally, (b) on the date of delivery when delivered prior to 5:00 p.m. local time on a Business Day by facsimile or electronic mail (with electronic mail only being used for routine operating or other notices, unless receipt is acknowledged by its recipient, in which case, notice shall be effective as of such acknowledgement), otherwise on the following Business Day, (c) on the Business Day following the Day sent by’overnight courier, or (d) on the third (3rd) Business Day following the Day sent by certified mail, postage and charges prepaid, in each case, directed to the addresses set forth in Exhibit 13 or to such other or any other more recent address which has been provided by such Party in writing pursuant to this notice provision.

14.                               Force Majeure.

14.1                        Neither Party will be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure (except for failure to make payments hereunder).

14.2                        A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure must provide notice to the other Party. Notwithstanding Section 13, initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible.

14.3                        A Party claiming Force Majeure will diligently use all reasonable efforts to remove the cause, condition, event or circumstance of such Force Majeure, will promptly give written notice to the other Party of the termination of such Force Majeure, and will resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure.

14.4                        For purposes of this Agreement, “Force Majeure” means causes, conditions, events or circumstances that: (a) are beyond the reasonable control of the Party whose performance is sought to be excused thereby; (b) cannot, despite the exercise of commercially reasonable remediation or mitigation efforts, be prevented, avoided or removed; and (c) prevent the total or partial performance of obligations of the affected Party under this Agreement. Such causes, conditions, events and circumstances will include, to the extent such causes and events present the characteristics described above, acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and people, arrests and restraints of the Government, either federal, state, or local, inability of any Party hereto to obtain necessary materials or supplies at reasonable market costs or permits due to existing or future rules, orders and laws of governmental or judicial authorities (federal, state, local, or otherwise), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, partial or entire loss of market, breakage of or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of Wells or lines of pipe. Partial or entire failure of Wells will be considered Force Majeure if the Party claiming Force Majeure has not caused the condition and the cause of the condition was out of the control of such Party. Force Majeure could include any other causes, whether of the kind herein enumerated or otherwise not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to overcome, such as the inability to acquire, or the delays in acquiring, at reasonable market cost and after the exercise of reasonable diligence, any servitude, right-of-way grants, permits, or licenses required to be obtained to enable a Party hereto to fulfill its obligations hereunder. Inability of a Party to be profitable or to secure funds, arrange bank loans or other financing, or to obtain credit will not be regarded as an event of Force Majeure.

15.                               Regulations and Choice of Law.  Each Party will comply with, and this Agreement is subject to all Law. As to all matters of construction and interpretation, this Agreement will be interpreted, construed and governed by the laws of the State of Texas without reference to the laws regarding conflicts or choice of law. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply.

16.                               Warranty.  Shipper warrants that the title to and right to possession of all Gas delivered to Gatherer under this Agreement will at the time of delivery be free from all liens and adverse claims, and Shipper shall indemnify Gatherer against all damages, costs, and expenses of any nature arising from every claim against such Gas. Gatherer may, in addition to and without waiving any other rights hereunder, immediately suspend its services hereunder in the event that it reasonably believes either (i) that there is a title dispute, or (ii) that any Dedicated Production is being produced or delivered in violation of applicable laws or regulations. Title to the Dedicated Production shall at all times remain with Shipper or Purchaser, as applicable.

17.                               Indemnity.  Indemnities set out in this Article, unless specifically and unambiguously provided otherwise in this Agreement, shall exclusively govern and control the allocation of risks and liabilities of the Parties.

17.1                        Definitions.  In this Agreement, specifically including, but not limited to, this Section 17, the following terms have the following meanings:

17.1.1              “Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for property damage (specifically excluding Dedicated Production), pollution, personal injury) losses, causes of action, costs (including payment of attorneys’ fees and costs of litigation for enforcing this Agreement or otherwise), and judgments and damages (including any third party consequential and indirect damages), of any kind or character (except punitive or exemplary damages), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other Contracts entered into by Shipper Indemnitees or Gatherer Indemnitees), arising in connection with this Agreement.

17.1.2              “Shipper Indemnitees” means Shipper, its affiliated Persons (specifically excluding Gatherer Indemnitees) its and their co-owners, if any, and its and their officers, directors, insurers and all employees, supervisors, representatives, agents and other Persons or entities to be provided by Shipper and/or its subcontractors in connection with the performance of this Agreement.

17.1.3              “Gatherer Indemnitees” means Gatherer, its affiliated Persons, and its and their officers, directors, insurers and all employees, supervisors, representatives, agents and other Persons to be provided by Gatherer and/or its subcontractors in connection with the performance of this Agreement (excluding any member of Shipper Indemnitees).

17.1.4              “Other Producer Group” means any other shipper of Gas on a System, its affiliated Persons, and its and their officers, directors, agents, representatives, employees.

17.1.5              The term “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, A CLAIM CAUSED OR CONTRIBUTED TO BY THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, GROSS, OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF ANY MEMBER OF SHIPPER INDEMNITEES, GATHERER INDEMNITEES, INVITEES, AND/OR THIRD PARTIES.

17.2                        General.  The Parties agree that:

17.2.1              NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT DAMAGES, LOST PROFITS, LOSS OF RESERVES IN THE GROUND, EXEMPLARY OR PUNITIVE DAMAGES AND EACH PARTY HEREBY WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES.

17.2.2              The indemnity obligations under this Agreement are effective to the maximum extent permitted by law. If a law is applied in a jurisdiction which prohibits or limits a Party’s ability to indemnify the other, then that Party’s liability shall exist to the full extent allowed by the law of the relevant jurisdiction. In support of the indemnity obligations contained in this Agreement, each Party shall provide to the other Party for the benefit of the other Party, adequate proof of insurance, while this Agreement is in force, of coverage and amounts of General Liability Insurance of no less than $5,000,000 per occurrence, or adequate evidence of self-insurance reasonably acceptable to the other Party. The insurance policies of each Party shall, to the extent of the risks and liabilities assumed under this Agreement, waive rights and subrogation against the other Party, and name the other Party as additional insured. Each Party shall also provide to the other Party notice containing all relevant information of any Claim for which it may seek indemnification, promptly after discovering any facts or occurrence that may give rise to such a Claim.

17.3                        Gatherer’s Indemnity.  Notwithstanding anything to the contrary in the other provisions of this Agreement, GATHERER AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS SHIPPER INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH: (I) BODILY INJURY TO AND/OR DEATH OF ANY MEMBER OF GATHERER INDEMNITEES AND THEIR INVITEES AND ANY MEMBER OF OTHER PRODUCER GROUP AND/OR (II) DAMAGE TO THE SYSTEM AND/OR PROPERTY OF GATHERER INDEMNITEES AND THEIR INVITEES AND ANY MEMBER OF OTHER PRODUCER GROUP ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF FAULT. HOWEVER, THIS INDEMNITY SHALL NOT APPLY TO THE EXTENT THE CLAIM DIRECTLY ARISES FROM OR IS INCURRED IN CONNECTION WITH SHIPPER DELIVERING, WITHOUT GATHERER’S KNOWLEDGE, ANY GAS INTO THE SYSTEM THAT IS NOT IN COMPLIANCE WITH THE GAS QUALITY REQUIREMENTS OF THIS AGREEMENT.

17.4                        Shipper’s Indemnity.  Notwithstanding anything else to the contrary in the other provisions of this Agreement, SHIPPER AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS GATHERER INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH: (I) BODILY INJURY TO AND/OR DEATH OF SHIPPER INDEMNITEES AND THEIR INVITEES; AND/OR (II) Subject to Section 17.7, DAMAGE TO PROPERTY OF SHIPPER INDEMNITEES AND THEIR INVITEES; AND/OR (III) DAMAGE TO THE SYSTEM AND/OR PROPERTY OF GATHERER INDEMNITEES AND THEIR INVITEES, AND ANY MEMBER OF OTHER PRODUCER GROUP, ARISING IN CONNECTION WITH THIS AGREEMENT TO THE EXTENT INCURRED IN CONNECTION WITH SHIPPER DELIVERING, WITHOUT THE KNOWLEDGE OF

GATHERER, ANY GAS INTO THE SYSTEM THAT IS NOT IN COMPLIANCE WITH THE QUALITY REQUIREMENTS OF THIS AGREEMENT, REGARDLESS OF FAULT.

17.5                        Pollution and Hazardous Materials and Substances.

17.5.1              Gatherer’s Responsibilities.  Subject to the indemnity, obligations contained in Sections 17.3 and 17.4, and notwithstanding anything to the contrary in the other provisions of this Agreement, GATHERER AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS SHIPPER INDEMNITEES AGAINST CLAIMS ARISING OUT OF OR RESULTING FROM ANY UNAUTHORIZED RELEASE OR DISCHARGE OF ANY SUBSTANCE, MATERIAL, MIXTURE, POLLUTANT, OR CONTAMINANT, WHICH EMANATES FROM THE SYSTEM, GATHERER INDEMNITEES’ PROPERTY, AND/OR OTHER PRODUCER GROUP PROPERTY, REGARDLESS OF FAULT.

17.5.2              Shipper’s Responsibilities.  Subject to the indemnity obligations contained in Sections 17.3 and 17.4, and notwithstanding anything to the contrary in the other provisions of this Agreement, SHIPPER AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS GATHERER INDEMNITEES AGAINST CLAIMS ARISING OUT OF OR RESULTING FROM ANY UNAUTHORIZED RELEASE OR DISCHARGE OF ANY SUBSTANCE, MATERIAL, MIXTURE, POLLUTANT, OR CONTAMINANT, WHICH EMANATES FROM SHIPPER INDEMNITEES’ PROPERTY, REGARDLESS OF FAULT.

17.6                        Liability to Third Parties.

17.6.1              Subject to Sections 17.3, 17.4 and 17.5, Shipper agrees to defend, release, indemnify and hold harmless Gatherer Indemnitees from and against Claims by or in favor of or incurred by or sustained by any Third Party to the extent such Claim is caused by Shipper Indemnitees.

17.6.2              Subject to Sections 17.3, 17.4 and 17.5, Gatherer agrees to defend, release, indemnify and hold harmless Shipper Indemnitees from and against Claims by or in favor of or incurred by or sustained by any Third Party to the extent such Claim is caused by Gatherer Indemnitees or any member of Other Producer Group.

17.7                        Risk of Loss.  Notwithstanding anything to the contrary in other provisions of this Agreement, and except if Shipper delivers Gas into the System that does not comply with the Gas Quality Requirements of this Agreement, risk of loss of Dedicated Production shall be borne by Gatherer from the Receipt Points until such time as the Dedicated Production is delivered to the Delivery Points and Gatherer shall defend, release, indemnify, and hold harmless Shipper Indemnitees from any loss of or damage to the Dedicated Production during such time, excepting Fuel and Lost Gas, REGARDLESS OF FAULT.

18.                               Dispute Resolution Procedures.  The Parties will first attempt in good faith to negotiate resolution of any dispute, claim, counterclaim, demand, cause of action, controversy and other matter in question associated with, arising out of or relating to this Agreement (a “Dispute”) within fifteen (15) Business Days after written notice of such Dispute by any Party, by discussions between senior managers. If resolution is not reached during such time, unless otherwise agreed to by the Gatherer and Shipper, any Dispute must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). If there is any inconsistency between this Section 18 and the Commercial Arbitration Rules, the terms of this Section 18 shall control the rights and obligations of the Parties.

18.1                        If there is more than one Dispute that involves the same Parties as the Parties with respect to which arbitration has been initiated pursuant to this Agreement, such Disputes may be consolidated into the first initiated arbitration pursuant to this Agreement; provided that the arbitral tribunal for the first initiated arbitration determines that: (a) the new dispute presents significant issues of law or fact common with those in the first initiated arbitration, (b) no Party would be unduly prejudiced, and (c) consolidation under these circumstances would not result in undue delay for the first initiated arbitration.

18.2                        Arbitration may be initiated by a Party serving written notice (“Claimant”) on the other Party (“Respondent”) that the Claimant has referred the Dispute to binding arbitration pursuant to this Section 18. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto. Respondent shall respond to Claimant within thirty (30) calendar Days after receipt of Claimant’s notice initiating binding arbitration and the parties will mutually appoint an arbitrator within sixty (60) Days after Claimant’s original notice. The arbitrator must be a neutral party who has never been an officer, director or employee of the Claimant or Respondent or any Affiliate of either. Unless Claimant and Respondent agree otherwise, the arbitrator must have not less than seven (7) years of experience in the energy industry with experience in exploration, production and pipeline gathering issues. If the Claimant and Respondent are unable to agree on an arbitrator within such time, then an arbitrator will be selected by the AAA with due regard given to the selection criteria above and input from the Claimant and Respondent. The Claimant and Respondent will request that the AAA to select the arbitrator not later than ninety (90) calendar Days from initiation of arbitration. In the event the AAA should fail to select the arbitrator within such time, then either Claimant or Respondent may petition the Chief United States District Judge for the Northern District of Texas to select the arbitrator. Due regard shall be given to the selection criteria above and input from the Claimant and Respondent.

18.3                        Subject to Section 18.4, Claimant and Respondent shall each pay one-half of the compensation and expenses of the arbitrator.

18.4                        The hearing shall be conducted in Dallas, Texas, and commence within thirty (30) calendar Days after the selection of the arbitrator. Where information necessary to resolve the Dispute is solely within the possession of either Claimant or Respondent, the arbitrator shall allow reasonable discovery necessary for the other Party to obtain the documents or information necessary to present its position. The arbitrator may allow, in the interest of time and efficiency, that the hearing be based on position papers, documents, and prepared testimony, in lieu of a live hearing. The Claimant, Respondent and arbitrator shall proceed diligently in order that the award may be made as promptly as possible. The arbitrator shall determine the Disputes and render a final award on or before thirty (30) calendar Days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing Party, including reasonable attorneys’ fees.

18.5                        All statutes of limitations and defenses based upon passage of time applicable to any Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The terms hereof shall not create or limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims. In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief.

18.6                        A Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. The decision of the arbitrator shall be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrator may not grant or award indirect, incidental, special, consequential, punitive or exemplary damages or damages for lost profits, except for such claims by third parties for which indemnification is owed under Section 17, even if such are available under the governing law and even if a court would otherwise be empowered to avoid this limitation on damages to make such an award.

18.7                        Notwithstanding anything in this Section 18 to the contrary, if any Party is sued in a court of competent jurisdiction by a third party on an obligation for which indemnity is owed by another Party under this Agreement, then that Party may enforce the indemnity against the other Party by third-party complaint or its procedural equivalent in the same court without the obligation of seeking arbitration under this Section 18.

19.                               Miscellaneous.

19.1                        Confidentiality.  The Parties agree that this Agreement and all related information and data exchanged by them shall be maintained in strict and absolute confidence and no Party shall make any public disclosure thereof, except for disclosure (i) pursuant to the contemplated (in good faith) or actual sale, disposition or other transfer (directly or indirectly) of a Party’s rights and interest in and to this Agreement, the System, the Dedicated Production, the Dedicated Wells or the Dedicated Area (ii) pursuant to the contemplated (in good faith) or actual sale or other transfer (directly or indirectly) of all or substantially all of the assets of a Party, (iii) in conjunction with a contemplated (in good faith) or actual merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (iv) to co-owners of the System or the Dedicated Production, consultants, accountants, rating agencies, lenders, insurers, investors, attorneys or other representatives with a need to know such information, provided that the disclosing Party shall remain liable for any use or disclosure by such receiving Persons which the disclosing Party was not otherwise permitted to make pursuant to this Agreement, or (v) as required to make disclosure in compliance with any Law or National Securities Exchange rule or requirement, in which event the disclosing Party shall notify the other Party as soon as practicable.

19.2                        Amendment.  Any modification of terms or amendments of provisions of this Agreement will become effective only by duly executed supplemental written agreement between the Parties, unless another procedure for modification of a provision of this Agreement or the Exhibits hereto is specifically authorized by this Agreement.

19.3                        Waiver.  No waiver by either Party of any default of the other under this Agreement will operate as a waiver of any future default, whether of a like or a different character.

19.4                        Taxes.  Shipper shall pay or cause to be paid, and agrees to indemnify and hold harmless Gatherer from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any governmental authority with respect to Shipper’s Gas and the handling thereof prior to receipt thereof by Gatherer at the Receipt Points. Subject to Section 19.5, Gatherer shall pay or cause to be paid all taxes and assessments, if any, imposed upon Gatherer for the activity of gathering of Shipper’s Gas after receipt and prior to delivery thereof by Gatherer at the Delivery Points.

19.5                        Additional or Subsequent Taxes.  Shipper shall reimburse Gatherer for Shipper’s allocable share of (a) any additional, increased, or subsequently applicable taxes (other than income taxes and any real or personal property or other ad valorem tax imposed on any Gathering System) implemented or imposed after the effective date of this Agreement that are lawfully levied on or paid by Gatherer with respect to its performance under this Agreement or on any part of a Gathering System and (b) any new or subsequently applicable assessments, fees or other charges implemented or imposed on Gatherer with respect to the services provided hereunder, including any such assessments, fees or other charges arising from any carbon tax or cap and trade law, rule or regulation adopted after the effective date. Shipper’s allocable share of any such amounts shall be based on the ratio that Shipper’s Gas (expressed in Mcfs) received at the Receipt Points in the State or States in which such amounts are imposed bears to the total volume of Gas (expressed in Mcfs) received at such Receipts Points, in each case during the applicable period for which such taxes, assessments, fees or other charges are incurred or imposed, as the case may be.

19.6                        Changes to Law.  To the extent that any of Gatherer’s activities pursuant to this Agreement result in the generation of or otherwise qualify for any emission reduction credits or emission offset credits or bonus emission allowances (collectively, “Greenhouse Gas Credits”) and Shipper has paid for an allocable share of the costs of such activities, then Shipper shall be entitled to receive, and Gatherer shall obtain and convey to Shipper, Shipper’s allocable share of any such Greenhouse Gas Credits. If any governmental authority takes any action (including issuance of any “policy statement,” rule, or regulation) whereby the receipt, gathering, treating, or delivery of Shipper’s Gas as contemplated under this Agreement shall be prohibited or subject to terms, conditions or regulations, including rate or price controls or ceilings or open access requirements not in effect on the effective date of this Agreement and which, in the reasonable judgment of Gatherer, materially adversely affect the economics of the services provided, and Fees received, under this Agreement, then, upon Notice by Gatherer to Shipper, the Parties shall as promptly as practicable meet to negotiate in good faith such changes to the terms of this Agreement as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement, including returns expected by Gatherer, with such amendment to this Agreement to be effective no later than the effective date of such new or amended applicable law.

19.7                        Assignment.  Upon notice to the other Parties, any Party to this Agreement is entitled to assign its rights, obligations or interests under this Agreement to affiliated Persons, which shall include, but not be limited to, a master limited partnership related to a Party and/or such master limited partnership’s subsidiaries and affiliates. No Party to this Agreement can assign its rights, obligations or interests under this Agreement to a non-affiliate: (a) unless such assignee agrees in writing to be bound by, comply with and perform all of the obligations of assignor contained in this Agreement; and (b) without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed. If the assigning Party assigns this Agreement to a Credit-Worthy Assignee who assumes the assigning Party’s obligations under this Agreement, the assigning Party will be released from all obligations under this Agreement. If such assignee is not a Credit-Worthy Assignee, such assignment shall not release the assigning Party from any obligations under this Agreement.

19.8                        Access.  Shipper and Producer hereby grant to Gatherer such rights as such party may have of ingress and egress, the right to lay and maintain pipelines, and to install any other necessary equipment on and across any lands covered by this Agreement. All lines and other equipment placed by Gatherer on said lands will remain the personal property of Gatherer, and subject to the terms of this Agreement, may be removed by Gatherer at any time.

19.9                        Severability.  If any provision or clause of this Agreement or application thereof to any Persons or circumstance is held invalid, such invalidity will not affect those other provisions or applications of this Agreement which can be given reasonable meaning without the invalid provisions or applications.

19.10                 Royalties.  Gatherer shall not be liable for accounting for or paying any royalties due on the Gas delivered under this Agreement. In no event will Gatherer have any obligation to any Persons due those royalties.

19.11                 Anti-Corruption and Facilitation Payments.  In implementing the requirements of this Agreement, the Parties agree to use reasonable endeavors to comply with, and to use reasonable endeavors to procure that relevant third parties used for fulfilling the Parties’ respective obligations under the Agreement comply with, all laws, rules, regulations, decrees or official governmental orders prohibiting bribery, corruption and money laundering. All financial settlements, billings and reports in connection with the Agreement shall properly reflect the facts related to any activities and transactions handled for the account of the other Party.

19.12                 Counterpart Execution.  This Agreement may be executed in counterparts, including by facsimile, each of which will be deemed an original document but all of which will constitute a single document.

19.13                 Entire Agreement.  This Agreement and all agreements executed in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and no waiver, representation, or agreement, oral or otherwise, will affect the subject matter hereof unless and until such waiver, representation or agreement is reduced to writing and executed by authorized representatives of the Parties.

19.14                 Supersession.  This Agreement supersedes and replaces all other gas gathering agreements between Gatherer and Shipper or Producer covering the AMI, except any obligations under any such agreement, which, as of the respective effective dates herein, have then accrued, but which are not yet then satisfied, including, but not limited to those of payment, warranty of title or otherwise, satisfaction of taxes, imbalance settlements, indemnities, audit rights, governing law, dispute resolution, and confidentiality.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties and Producer have executed this Agreement effective the date first above written.

GATHERER:

APPALACHIA MIDSTREAM SERVICES, L.L.C.

By:	/s/ J. Mike Stice
Name:J. Mike Stice
Title: President and Chief Operating Officer

IN WITNESS WHEREOF, the Parties and Producer have executed this Agreement effective the date first above written.

SHIPPER and PRODUCER:

EPSILON ENERGY USA, INC.

By: :	/s/ Ramik Arandjelovic
Name: Ramik Arandjelovic
Title: Chief Operating Officer

List of Exhibits and Schedules

Exhibit 1.3	–	Anchor Shippers
Exhibit 1.13	–	Dedicated Area(s)
Exhibit 1.43	–	Systems
Exhibit 3.1	–	Exclusions from Dedication
Exhibit 4.3	–	Cost of Service Methodology
Exhibit 6.1.3	–	PRA Form
Exhibit 9.4	–	Fuel and Lost Gas Caps
Exhibit 9.5	–	Receipt Points
Exhibit 9.6	–	Gas Lift Meters
Exhibit 9.7	–	Delivery Points
Exhibit 9.8	–	Measurement Standards
Exhibit 10.1	–	Gas Quality
Exhibit 13	–	Notice Addresses

EXHIBIT 1.3

ANCHOR SHIPPERS

See Attached Table

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER
- EPSILON AS SHIPPER

EXHIBIT 1.3 - ANCHOR SHIPPERS & VOTING PERCENTAGES

System Name	Anadarko E&P Company	Chesapeake Energy Marketing	Mitsui E&P USA	Statoil NG	Epsilon Energy	Total
Auburn GGS	0.0000%	43.8750%	0.0000%	21.1250%	35.0000%	100.0000%
Liberty GGS	33.7500%	33.7500%	16.2500%	16.2500%	0.0000%	100.0000%
Litchfield GGS	0.0000%	67.5000%	0.0000%	32.5000%	0.0000%	100.0000%
Loyalsock GGS	33.7500%	33.7500%	16.2500%	16.2500%	0.0000%	100.0000%
Overfield GGS	0.0000%	67.5000%	0.0000%	32.5000%	0.0000%	100.0000%
Rome GGS	33.7500%	33.7500%	16.2500%	16.2500%	0.0000%	100.0000%
Smithfield GGS	0.0000%	67.5000%	0.0000%	32.5000%	0.0000%	100.0000%
Stone House GGS	0.0000%	43.8750%	0.0000%	21.1250%	35.0000%	100.0000%

1

EXHIBIT 1.13

DEDICATED AREA(S)

The Systems shown on the following two (2) attached maps:

Exhibit 1.13-04 – Auburn GGS

Exhibit 1.13-08 – Stonehouse GGS

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER
- EPSILON AS SHIPPER

Exhibit 1.13-04
Auburn GGS
OWEGO
APOLACON
CHOCONUT
SILVER LAKE
LIBERTY
Snake Creek
WARREN
WINDHAM
FRIENDSVILLE
FRANKLIN
FOREST LAKE
MIDDLETOWN
Vet Davis
Sam Williams
Pennsylvania
Holbrook
NEW MILFORD
ORWELL
PIKE
East
Owego
Lake
Grow
Main
BRIDGEWATER
JESSUP
Herrickville
Bowling
Herrickville
Le Raysville
Dull
RUSH
HERRICK
STEVENS
BROOKLYN
DIMOCK
Spring Hill
Crow Hill
Ball Park
Carter
White Pond
White Pond
TUSCARORA
WYALUSING
SPRINGVILLE
LATHROP
Taylor
Spring Hill
TERRY
Grand Army Of The Republic
Church
BRAINTRIM
MESHOPPEN
LEMON
NICHOLSON
River
Hill
WILMOT
WINDHAM
Meshoppen Ridge
WASHINGTON
CLINTON
467
1026
4017
267
167
29
706
409
367
3005
187
6
3007
4015
4002
92
NOTICE
Legend
Auburn
Target System Boundary
0
1
2
4
Miles
N
S
E
W

Exhibit 1.13-08
Stonehouse GGS
OWEGO
VESTAL
BINGHAMTON
CONKLIN
APALACON
CHOCONUT
SILVER LAKE
LIBERTY
Snake Creek
WARREN
WINDHAM
FRIENDSVILLE
FRANKLIN
MIDDLETOWN
FOREST LAKE
Vet Davis
4017
1026
267
167
29
ORWELL
467
PIKE
East
Pennsylvania
NEW MILFORD
Lake Grow
706
BRIDGEWATER
JESSUP
Herrickville
Bowling
Herrickville
Le Raysville
RUSH
HERRICK
STEVENS
BROOKLYN
DIMOCK
409
Spring Hill
Ball Park
Crow Hill
367
3005
Carter
White Pond
White Pond
TUSCARORA
WYALUSING
Spring Hill
AUBURN
SPRINGVILLE
LATHROP
Taylor
TERRY
6
BRAINTRIM
Grand Army Of The Republic
MESHOPPEN
LEMON
NICHOLSON
187
River
Hill 4015
3001
Meshopany Ridge
92
WILMOT
WINDHAM
CLINTON
Legend
Stonehouse
Target System Boundary
0 0.5 1 2
Miles

EXHIBIT 1.43

SYSTEMS

See Attached Table

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

EXHIBIT 1.43 - SYSTEMS

System Name	Super-System Affiliation	Priority Service Level	Design Suction Pressure (Psig)	Deemed Compression Stages	Compression Fee ($ / stage / mmbtu)	Gathering Fee Methodology ($ / mmbtu) (5)	Gathering Fee	COS Calculation “Time Zero”	End of Primary Term
Liberty GGS See Exhibit 1.13-01	West Bradford Super-System	1	1,200 psig (1)	0.0	$0.075/stage/mmbtu (2)	100% of Liberty GGS COS Gathering Fee	$0.5502 / mmbtu (Initial)	1/1/2009	12/31/2023
Loyalsock GGS See Exhibit 1.13-02	None	1	1,200 psig (1)	0.0	$0.075/stage/mmbtu (2)	100% of Loyalsock GGS COS Gathering Fee	$0.5502 / mmbtu (Initial)	TBD
Rome GGS See Exhibit 1.13-03	East Bradford Super-System	1	1,200 psig (1)	0.0	$0.075/stage/mmbtu (2)	100% of Rome GGS COS Gathering Fee	$0.5502 / mmbtu (Initial)	1/1/2010	12/31/2024
Auburn GGS See Exhibit 1.13-04	East Bradford Super-System	1	1,200 psig (1)	0.0	$0.075/stage/mmbtu (2)	100% of Auburn GGS COS Gathering Fee	$0.4317 / mmbtu (Initial)	1/1/2012	12/31/2026
Litchfield GGS See Exhibit 1.13-05	East Bradford Super-System	1	1,200 psig (1)	0.0	$0.075/stage/mmbtu (2)	100% of Litchfield GGS COS Gathering Fee	$0.5502 / mmbtu (Initial)	1/1/2012	12/31/2026
Overfield GGS See Exhibit 1.13-06	East Bradford Super-System	1	1,200 psig (1)	0.0	$0.075/stage/mmbtu (2)	100% of Overfield GGS COS Gathering Fee	$0.5502 / mmbtu (Initial)	1/1/2012	12/31/2026
Smithfield GGS See Exhibit 1.13-07	West Bradford Super-System	1	1,200 psig (1)	0.0	$0.075/stage/mmbtu (2)	100% of Smithfield GGS COS Gathering Fee	$0.5502 / mmbtu (Initial)	1/1/2012	12/31/2026
Stone House GGS See Exhibit 1.13-08	None	1	40 psig	3.0	$0.075/stage/mmbtu (2)	100% of Auburn GGS COS Gathering Fee (Stone House GGS to be Merged into Auburn GGS in 2012)	$0.4317 / mmbtu (Initial)	1/1/2012	12/31/2026

Notes:

(1)              Shipper agrees to staged reduction in Design Suction Pressure to 800 psig (0.5 Deemed Stages) and then to 350 psig (1.5 Deemed Stages) - timing to be managed by Gatherer.

(2)              Compression Fees are to be indexed to 2012 and will escalate annually by the Inflation Factor as defined in the GGA beginning January 1, 2013.

1

EXHIBIT 3.1

EXCLUSIONS FROM DEDICATION

The following are excluded from the dedication in Section 3.1:

1.                                    All Gas from a Dedicated Well required for: (a) developing or operating such Dedicated Well; (b) pressure maintenance; and (c) the fulfillment of obligations to Shipper’s or Well owners’ lessors;

2.                                    All Gas produced from oil and gas wells drilled or to be drilled on oil and gas leases acquired by Shipper or its affiliates after the date of this Agreement that are dedicated to another gatherer prior to such acquisition; and

3.                                    All Gas produced from a formation other than the Marcellus Shale that has a Heating Value of 1,080 Btus or greater.

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER
- EPSILON AS SHIPPER

EXHIBIT 4.3

COS CALCULATION METHODOLOGY

1.                                    DEFINITIONS:

1.1                               “Agreement” means the Gas Gathering Agreement to which this Exhibit 4.3 is attached.

1.2                               “Capital Expenditures” means monies spent by Gatherer to cover the costs associated with real property, right of ways, ancillary equipment, materials, construction costs and labor to establish and maintain the Systems.

1.3                               “Compression Expense” means the sum of (a) maintenance and repair cost for Gatherer owned compression units and (b) monthly rental charge due by Gatherer to a third party company (or Gatherer’s affiliate or System Owner affiliate) in the event compression units are rented to provide compression services for a System.

1.4                               “EBITDA” means Total Revenue less Total Expenses but before interest payments on debt, taxes, depreciation and amortization of assets.

1.5                               “Electric Fuel Expense” means the costs associated with electricity purchases to run electric compression and such electricity purchases shall be measured separately from electricity to run the non-compression portions of Midstream Gas Gathering Assets.

1.6                               “Escalation Factor” means two and one half percent (2 1/2%) annually, regardless of actual rate of inflation.

1.7                               “Fixed Operating & Maintenance Expense” or “Fixed O&M” means fixed expenses that are not dependent on volume flow.

1.8                               “Forecasted Data” means Total Revenue, Total Expenses and Capital Expenditures for time periods in which there is no Historical Data that are estimated during the Redetermination Period based on the Volume Forecast for each System.

1.9                               “Forecasted Year” means years within the COS Calculation for which there is no Historical Data.

1.10                        “G&A Expense” means the G&A Fee that is charged by Gatherer to the owners of the Systems to cover expenses for operating Gatherer’s business that are not directly linked to Gatherer’s products or services, including, without limitation, expenses for certain salaries, rent and utility payments, generally known as overhead.

1.11                        “G&A Fee” means for calendar year 2010, $0.02565 per MMBtu, subject to annual escalation pursuant to Section 3.5 of this Exhibit 4.3.

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER
- EPSILON AS SHIPPER

1

1.12                        “Historical Data” means all actual information available for the System based on the time (generally by month) revenues are actually received and expenses actually paid by Gatherer.

1.13                        “Inflation Factor” has the meaning set forth in Section 4.5 of the Agreement.

1.14                        “Net Cash Flow” or “NCF” means EBITDA less total Capital Expenditures.

1.15                        “Redetermination Period” means, for each System, the fifteen (15) year period commencing on January 1 of the year following the date in which Capital Expenditures are first deployed on assets associated with the System.

1.16                        “Sample Calculation” means the sample calculation set forth as Schedule A to this Exhibit 4.3.

1.17                        “Target IRR” has the meaning set forth in Section 3.4 of this Exhibit 4.3.

1.18                        “Taxes” means all taxes paid by Gatherer in accordance with the terms of the Agreement that are not reimbursed by Shipper.

1.19                        “Terminal Date” means December 31 of the Terminal Year.

1.20                        “Terminal Value” means the estimated value of a System at the specified Terminal Date which will at all times be assumed to be equal to five (5) times Terminal Year’s EBITDA.

1.21                        “Terminal Year” means the final calendar Year of the Redetermination Period.

1.22                        “Time Zero” means the first day of a Redetermination Period and shall remain fixed.

1.23                        “Total Expenses” means the sum each period of Fixed O&M, Variable O&M, Compression Expense, G&A Expense, and Taxes, if applicable.

1.24                        “Total Revenues” means, for each period, the sum of all historic and forecasted revenues for any given System unless expressly excluded from the COS Calculation by the Agreement.

1.25                        “Variable Operating & Maintenance Expenses” or “Variable O&M” means those costs that fluctuate based on volume.

1.26                        “Volume Forecast” means for each System during the Redetermination Period, the projected amounts of Gas that are to be produced from existing and forecasted Dedicated Wells and received at the Receipt Points during each Forecasted Year.

1.27                        “Well Operator” means Chesapeake Energy Marketing, Inc. or its successors or permitted assigns.

2

2.                                    COS Calculation Framework.

2.1                               Gatherer will perform a separate COS Calculation for each System resulting in a separate Gathering Fee for each System. All items of revenue and expense will be allocated to the appropriate System without duplication. Gatherer will use Historical Data whenever and wherever available.

2.2                               Subject to the other provisions in this Exhibit 4.3, the COS Calculation for each System shall include: (a) a fifteen (15) year discounted cash flow analysis based on (i) Capital Expenditures, (ii) Total Revenues, (iii) Total Expenses, and (iv) Volume; (b) a targeted pre income tax rate of return on capital invested and, (c) the Terminal Value. The COS Calculation will include all known Historical Data plus Forecasted Data as described in Section 3.2 of this Exhibit 4.3.

2.3                               Any cash flow prior to Time Zero shall be future valued at an interest rate equal to 1.5% per month and added to the sum of the discounted cash flows. If a System commences operations and begins receipt of Gas prior to a Gathering Fee being established utilizing the COS Calculation, Gatherer will reasonably determine the Gathering Fee to be used until the fee is redetermined using the COS Calculation effective on the next Redetermination Date.

3.                                    Cost of Service Calculation Methodology.

3.1                               Model. Gatherer will develop a fifteen (15) year discounted cash flow model as described above to perform the annual COS Calculation for each System. Gatherer’s model will be in substantially the form of the Sample Calculation unless otherwise agreed to by the Anchor Shippers through Shipper Supermajority Approval. Gatherer will accumulate the data described in Section 3.2 below for each System to populate the discounted cash flow model for the COS Calculation.

3.2                               Inputs. The following data descriptions and input guides are not intended to be all-inclusive, however, they are intended to establish a framework methodology across all Systems for populating the discounted cash flow model to use for COS Calculations:

3.2.1                     Volume. Gatherer will include all volumetric Historical Data available for previous periods. The Volume Forecast is to include a forecast based on a ten (10) year drilling period and a fifteen (15) year production period, but in no circumstance shall the Volume Forecast extend beyond the Redetermination Period. For all Forecasted Years, Well Operator and Gatherer will work towards a mutually acceptable Volume Forecast that incorporates the best available data from all Shippers on each System. If Gatherer and Well Operator cannot agree on a Volume Forecast by October 31 of each year, the matter may be submitted by either Gatherer or Well Operator to the dispute resolution provisions in Section 18 of the Agreement and until resolved, the previous year’s Gathering Fee, escalated by the Inflation Factor, will remain in effect. If necessary,

3

Gatherer shall convert volumes from Mcfs to MMBtus in accordance with the measurement provisions in the Agreement and based upon the most readily available Historic Data or, if Historical Data is not available, based upon similarly situated Gas.

3.2.2                     Revenue. Gatherer shall include all Total Revenue Historical Data available for both Anchor Shippers and Third Party Shippers for previous periods. For the remaining term of the Redetermination Period, Gatherer shall forecast Total Revenue for each System by summing the following: (a) the Gathering Fee for all Anchor Shippers multiplied by their respective forecasted Receipt Point Volumes less Gas Lift Volumes, plus the Compression Fee multiplied by their respective forecasted Receipt Point Volumes less Gas Lift Volumes that receives compression services and (b) the Gathering Fee for any Third Party Shippers multiplied by their respective forecasted Receipt Point Volumes less Gas Lift Volumes, plus the Compression Fee multiplied by their respective Receipt Point Volumes less Gas Lift Volumes that receive compression services, (c) any amounts collected under a PRA in accordance with Exhibit 6.1.3 of the Agreement, and (d) any other amounts expected to be received for services provided on any such System.

3.2.3                     Fixed O&M. Gatherer will include all Fixed O&M Historical Data available for previous periods. The average Fixed O&M for each System based on the Historical Data multiplied by the Escalation Factor will be used to calculate forecasted Fixed O&M for each System. If Historical Data is unavailable or is insufficient to be an adequate approximation of future forecasted Fixed O&M, Gatherer shall assume a Fixed O&M based upon a similarly situated System and scale such cost accordingly for the subject System.

3.2.4                     Variable O&M. Gatherer will include all Variable O&M Historical Data available for previous periods. The average Variable O&M for each System based on Historical Data multiplied by the Escalation Factor will be used to calculate forecasted Variable O&M for each System. If Historical Data is unavailable or is insufficient to be an adequate approximation of forecasted Variable O&M, Gatherer will assume a Variable O&M based upon a similarly situated System and scale such cost accordingly for the subject System.

3.2.5                     G&A Expense. Gatherer will account for any G&A Expense by multiplying the Forecasted Volume by the applicable G&A Fee.

3.2.6                     Compression Expense. If Gatherer rents compression units, Gatherer will negotiate reasonable market rental rates and apply the Compression Expense to the Total Expenses.

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3.2.7                     Capital Expenditures. Gatherer will include all Capital Expenditure Historical Data available for previous periods. Gatherer will estimate the future Capital Expenditures for each System for a period of five (5) Forecasted Years, but in no circumstance shall the forecast for Capital Expenditures extend beyond the Redetermination Period. Such estimate shall be for those Capital Expenditures needed to expand and maintain the System, and/or provide incremental compression or treating based on the Volume Forecast. The development of the assumptions associated with projecting future Capital Expenditures shall be at the commercially reasonable discretion of Gatherer, so long as the assumptions are (a) reflective of current market rates, costs and expenditures, and (b) commercially reasonable and proportionate to the Volume Forecast and Historical Data or information from a similarly situated System.

3.3                               Electric Fuel Expense. Electric Fuel Expense will be billed directly to Shipper in accordance with Section 4.7 of the Agreement and will not be included in revenue, expense or forecasts in the COS Calculation.

3.4                               Target IRR and Calculation of the Gathering Fee. Upon inclusion of all other Capital Expenditure, Total Revenue, and Total Expense impacts in each COS Calculation, Gatherer shall adjust the Gathering Fee for the Anchor Shippers in each COS Calculation such that the net present value of the Net Cash Flow, discounted to Time Zero at an eighteen percent (18%) discount rate (the “Target IRR”) over the Redetermination Period for each System, shall be equal to zero (0).

3.5                               Escalation. In each COS Calculation, for the first Forecasted Year, the Compression Expense, Fixed O&M, Variable O&M, G&A Expense, and Taxes shall be adjusted upward or downward in proportion to the Inflation Factor. In no event will the adjustment result in a decrease of the Compression Fee or G&A Expense from the last effective amount. Beginning in the second Forecasted Year and all Forecasted Years thereafter in the COS Calculation, the Escalation Factor will be applied to the following inputs in the forecasted data: Compression Expense, Fixed O&M, Variable O&M, G&A Expense, Taxes, and Capital Expenditures.

4.                                    Merger of Systems. If any merger of Systems is foreseen at any time in the future and approved by the Anchor Shippers through a Supermajority Vote, Gatherer may perform a single COS Calculation for any year prior to the actual merger for the affected Systems. Systems that are a part of a Super-System, as defined in the Agreement and listed on Exhibit 1.43, shall have separate COS Calculations and Gathering Fees and will not be combined for purposes of COS Calculations unless otherwise agreed to by Supermajority Vote of the Anchor Shippers.

5.                                    Categorization of Inputs to COS Calculation. Gatherer shall calculate the Gathering Fee for each System needed to achieve the Target IRR for such System. The Gathering Fee will be calculated and applied on an MMBtu basis. Gatherer will categorize revenues, costs and expenses into individual components of the COS Calculation (for example, subdividing Total

5

Capital Expenditures into pipeline infrastructure, maintenance capital, expansion capital, well connect capital, etc.). Gatherer shall use reasonable judgment and acceptable industry practices to allocate funds to Capital Expenditures, Total Expenses and Total Revenues pursuant to the methodologies contained in these COS Calculations.

6

EXHIBIT 6.1.3

PIPELINE REIMBURSEMENT AGREEMENT

to

GAS GATHERING AGREEMENT DATED                BY AND

BETWEEN                    , AS “SHIPPER” AND                      , AS
“GATHERER”

Pipeline Reimbursement Agreement

(Date)

Name

Address

City, State zip code

Gentlemen:

The purpose of this Letter Agreement is to indemnify Appalachia Midstream Services as Gatherer for the costs associated with acquiring surveys and rights of way and designing, constructing and operating the pipeline and appurtenant facilities necessary to connect the                           well(s) ((“Reimbursement Well(s)”) to its gathering system (“System”) to facilitate transportation of gas under the terms of that certain Gas Gathering Agreement between                     (“Shipper”) and Appalachia Midstream Services (“Gatherer”) dated                   , 20   (“Gas Gathering Agreement”). Therefore, in consideration of the mutual covenants and agreements contained in this Letter Agreement, and in consideration of the mutual covenants and agreements contained in the Gas Gathering Agreement, Shipper and Gatherer do hereby agree as follows:

1.                                      Shipper agrees to indemnify Gatherer for the cost of connecting the Reimbursement Well(s) to the Gathering System under the following terms and conditions:

1.1                               Shipper shall request in writing, and Gatherer will provide within ten (10) days of receipt, separate estimates of the cost to (i) obtain the necessary survey and rights of way (“Pre-Construction Costs”) and (ii) construct the pipeline and facilities necessary to connect the Reimbursement Well(s) to the System (“Construction Costs”).

1.2                               Upon completion of this Agreement and upon receipt of a written request by Shipper to acquire the necessary pre-construction rights to lay pipeline, Gatherer will proceed with diligence to acquire the survey and rights of way necessary to connect the Reimbursement Well(s) to the gathering system.

1.3                               Upon receipt of a written request by Shipper to construct pipeline facilities, Gatherer will proceed with diligence to design, construct and operate the pipeline

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER
- EPSILON AS SHIPPER

1

and facilities necessary to connect the Reimbursement Well(s) to the gathering system.

2.                                      Gatherer shall use reasonable efforts to complete all work timely giving consideration to the many factors affecting the completion of such work, including but not limited to, successful acquisition of rights-of-way, weather and availability of third party contractors.

3.                                      For each Reimbursement Well, Shipper shall reimburse Gatherer for the actual costs incurred by Gatherer in accordance with the following formula:

R = C — (G x V)

Where:

R =                             Amount to be reimbursed (the Reimbursement Obligation) as described below if “R” is a positive amount

C =                             Actual costs incurred by Gatherer for the connection of a Reimbursement Well times one hundred and thirty-six percent (136%), or one hundred eighteen percent (118%) for those requests covered by Section 3.2.1 or Section 3.2.2

G =                             In-effect gathering rate (not including compression and treating fees) under the terms of the Gathering Agreement for the Reimbursement Well expressed in dollars per MMBtu,

V =                             Volume of gas delivered by Shipper to Gatherer from the Reimbursement Well(s) (expressed in MMBtus) plus any gas from subsequent wells utilizing the installed asset during the Reimbursement Period (as defined below).

3.1                               Gatherer shall provide Shipper with the actual costs incurred by Shipper as soon as practical following the completion of the acquisition of rights of way and/or construction.

3.2                               Shipper agrees to reimburse Gatherer according to the above formula only if an insufficient volume of gas is received by Gatherer from the Reimbursement Well resulting in the value of “R” above being positive (the Reimbursement Obligation) until the earlier of:

3.2.1                     Failure by Shipper to request installation of a pipeline within twelve (12) months from the date of acquisition of rights of way is completed, or the request set out in Section 1.3 is withdrawn by Shipper;

3.2.2                     Failure by Shipper to establish production within twelve (12) months from the date a pipeline installation is completed;

2

3.2.3                     Sixty (60) days after the production from the Reimbursement Well(s) ceases;

3.2.4                     Thirty-six (36) months from the date of initial flow of gas from the Reimbursement Well(s) through the gathering system (“Reimbursement Period”); or

3.2.5                     Termination of the Gas Gathering Agreement.

Shipper shall pay to Gatherer, within thirty (30) days of receipt of Gatherer’s invoice with such invoice providing detailed backup showing the calculations and any outstanding Reimbursement Obligation related to connection of the Reimbursement Well(s) in accordance with the terms of this Letter Agreement.

4.                                      The Reimbursement Obligation shall be effective as written above and shall remain in full force and effect until the Reimbursement Obligation for the Reimbursement Well(s) has been satisfied under the terms and provisions of this Letter Agreement. Satisfaction of the Reimbursement Obligation will not terminate or relieve Shipper or Gatherer of their remaining obligations under the above-referenced Gas Gathering Agreement.

If this Letter Agreement correctly states your understanding of our agreement, please indicate your acceptance in the space provided below and return a fully executed original for our records.

Yours truly,

ACCEPTED AND AGREED TO this     day of                         , 20  .

By:

Name:

Title:

3

EXHIBIT 9.4

FUEL AND LOST GAS CAPS

1.                                    Definitions. Capitalized terms will be as defined below in this section, or in the Agreement, or as defined elsewhere in this Exhibit “9.4”. Solely for purposes of this Exhibit, the term “System” means a Super-System comprised of several Systems or a single System that is not affiliated with a Super-System. The following terms have the meaning given.

1.1                               “Actual FLG” means the sum of all Fuel and Lost Gas volumes on a System during an FLG Quarter.

1.2                               “Applicable Index Price” means the gas sales price index for each System, expressed in dollars per MMBTU, as set forth in the table in Section 4 below.

1.3                               “FLG Exceedance” means the amount of Actual FLG, expressed in MMBtu, that exceeds the product of: (a) the Total FLG Cap and (b) the total Receipt Point Volumes on a System in the applicable FLG Quarter.

1.4                               “FLG Quarter” means a calendar quarter from January to March, April to June, July to September, or October to December. Volumes used in the calculations for each FLG Quarter are to be flow volumes for included months.

1.5                               “FLG Reimbursement” means Shipper’s pro rata share (based on relative volumes of Gas on the System) of the dollar amount equal to the FLG Exceedance multiplied by one hundred percent (100%) of the Applicable Index Price per MMBtu for that System.

1.6                               “Total FLG Cap” means the total percentage cap for a System that is calculated as follows: Compression Fuel Cap per Deemed Compression Stage multiplied by Deemed Compression Stages PLUS Lost Gas Cap. For example, for a System with 18,000 MMBtu average volume of 1050 Btu Gas with dehydration, and two stages of compression, the Total FLG Cap for the System would be 5.00% (2 *2.0% + 1.00%). The Compression Fuel Cap and Lost Gas Cap are set forth in the table in Section 2.5 below.

2.                                    Terms.

2.1                               Reports. Within forty-five (45) days after the end of each month, Gatherer will furnish to Shipper a report that includes Receipt Point Volumes, Fuel volumes, and Lost Gas volumes for each System for such month. The monthly report sent after the end of each FLG Quarter will also include the totals for each reported category for each System for the FLG Quarter (the “Quarterly Report”).

2.2                               Calculation by FLG Quarter. Upon receipt of written request from Shipper (“Shipper’s Notice”) provided within thirty (30) days after Shipper receives the Quarterly Report, Gatherer shall calculate the Actual FLG, Total FLG Cap, FLG Exceedance, and FLG Reimbursements for such System for the previous FLG

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

1

Quarter and submit the data to Shipper (“FLG Report”) within forty-five (45) days after receipt of Shipper’s Notice.

2.3                               Calculation by System. All calculations under this Exhibit “9.4”, including, without limitation, Total FLG Cap, FLG Exceedance, and FLG Reimbursements, are to be calculated independently as appropriate for each System.

2.4                               Total FLG Cap Components. In calculating the Total FLG Cap for each System, Gatherer will use the percentages permitted on the following table:

System Throughput	Compression Fuel Cap per Deemed Stage	Lost Gas Cap Average BTU <= 1,100	Lost Gas Cap Average BTU >1,100 & <= 1,350
>=1 ,000 mmbtu/d and <= 5,000 mmbtu/d	3.00% / Stage	3.50%	5.50%

>5,000 mmbtu/d <= 15,000 mmbtu/d	2.50% / Stage	1.75%	2.75%

> 15,000 mmbtu/d	2.00% / Stage	1.00%	1.50%

2.4.1                     “System Throughput” is the average daily volume for the previous calendar year as measured by the sum of the Receipt Point Volumes on the System divided by the number of calendar days in the year, regardless of how many days Gas actually flowed on the System for that calendar year.

2.4.2                     “Compression Fuel” is Fuel used for tri-ethylene glycol dehydration and primary gathering compression that has an understood number of Deemed Compression Stages. Compression Fuel does not include Fuel utilized for vapor recovery compression or flash gas compression.

2.4.3                     “Average BTU” is the volume weighted average Btu of all Gas on a given System (as expressed in Btu Dry @ 14.73 psia) delivered to all Delivery Points on the System for the previous calendar year.

2.5                               Varying Compression Service Levels. If a System continually provides multiple levels of pressure service or expected discharge pressures on a System vary widely such that the System does not have a consistent number of Deemed Compression Stages that are assigned to all Gas on such System, the calculation of Compression Fuel shall be volume weighted accordingly for the varying levels of service provided. In the event that a step change in service occurs such that the Design Suction Pressure for a System changes mid-quarter, the Compression Fuel

2

Cap assigned to the impacted System for the entire FLG Quarter will be based on the highest number of Deemed Compression Stages for the System.

2.6                               Conversion for Electric Compression. Where electric compression is installed, Gatherer is to install kilowatt-hour (“KWH”) meters with Scada reporting for history tracking. For purposes of calculating equivalent Fuel usage for electric compression, electricity used for electric compression, as measured in KWH for the billing month, will be included in the Fuel for Actual FLG purposes by converting the measured KWH into MMBtus as follows: MMBtu’s equals monthly KWH times 1.341 hp-hour/KWH times 7,500 BTU/hp-hour divided by 1,000,000 MMBtu/Btu.

2.7                               High BTU Systems. In the event that a System has an Average BTU content in excess of 1,350, Gatherer and Shipper agree to negotiate in good faith towards a mutually agreeable set of Compression Fuel and Lost Gas Caps for application on that System.

2.8                               Fuel Membrane Conditioning. In the event that a System has a facility utilizing fuel membrane technology for fuel conditioning, the Compression Fuel Cap per Deemed Stage for that System will be multiplied by a factor of 1.1 to account for the increase in fuel used.

2.9                               Drip Condensate. Drip condensate captured on a System will be allocated back to the Receipt Points and the System balance will be adjusted accordingly.

2.10                        H2S Excluded. For purposes of the calculations under this Exhibit, Hydrogen Sulfide (H2S) will be excluded from reported Receipt Point Btu factors and reported MMBtus.

2.11                        Excluded Volumes. Shipper and Gatherer agree that Fuel Gas and/or Lost Gas allocated to Shippers for purposes of the calculations made under this Exhibit and included in Actual FLG or the Total FLG Cap for a System shall not include:

2.11.1              Fuel consumed for any other purpose than Compression Fuel. Potential usages include, but are not limited to, processing, amine treating, conditioning, flash gas compression, and vapor recovery compression.

2.11.2              Compression Fuel on any System that has tri-ethylene glycol dehydration but has zero (0) Deemed Stages of Compression for any portion of the FLG Quarter.

2.11.3              Gas used to purge or fill pipelines or facility piping during construction and startup processes.

2.11.4              Gas lost as the result of Force Majeure events.

2.12                        Adjustment of Applicable Index Price. If at any time either a Shipper or Gatherer, in good faith, believes that the Applicable Index Price for a System is not

3

indicative of the prices received by Shippers for Shippers’ Gas sold at the Delivery Points on such System, or if any such Applicable Index Price ceases to be published or the specific postings relative to such System are no longer published, then the Shipper or Gatherer shall propose a replacement Applicable Index Price subject to Shipper Supermajority Approval.

2.13                        Third Party at Fault. All Lost Gas on a System caused by the actions of unaffiliated third parties recovered by Gatherer and credited to shippers will not be allocated to Lost Gas for purposes of calculating the Total FLG Cap as long as the System balance for that time period is adjusted accordingly.

2.14                        Changes in Applicable Law. If after the date hereof, any governmental authority enacts, imposes, or amends any Law that results in a change in the way Fuel or Lost Gas are measured or calculated, either Party may provide written notice thereof to the other Parties. Promptly following the giving of such notice, the Parties shall negotiate in good faith such amendments to the applicable provisions of this Agreement necessary to offset the effect of such changes in Law (with such amendments to be effective as of the effective date of such change in Law).

2.15                        Numeric Conventions. For purposes of consistency, gains on any System will be shown as a positive numeric value and losses on any System will be shown as a negative numeric value.

2.16                        Tax Liability. Shipper and Gatherer shall exercise their individual commercially reasonable efforts to minimize any tax liability that may be associated with any FLG Reimbursements made by Gatherer to Shipper or for any payments made by Shipper to Gatherer as provided for in the Agreement for any System upgrade projects made for the purpose of minimization of Fuel and Lost Gas.

3.                                    Excluded Systems. Unless otherwise mutually agreed to, the Total FLG Cap and FLG Reimbursement will not be applicable to Systems:

3.1                               That solely capture wellhead heater treater overheads, wellhead flash vessel overheads, or vapor recovery gas.

3.2                               Other than as provided for in Section 2.8, that have a Fuel conditioning system utilized at a Facility that results in an increase in Fuel usage.

3.3                               Constructed in whole or in part prior to 2000, unless the portion of the System footage placed in service before January 1, 2000 is less than 25% of the total System footage.

3.4                               That include a Receipt Point not operated by Gatherer.

3.5                               Having a Delivery Point which includes a slug catcher or other mechanical separation device operated by a party other than Gatherer.

3.6                               That have an average daily volume of less than 1,000 mmbtu per day.

4

3.7                               Other than as provided for in Section 2.7, that have a volume weighted average Btu (as expressed in Btu Dry @ 14.73 psia) for all Delivery Points of more than 1,350 Btu.

4.                                    Fuel and Lost Gas Data.

System Name	Super-System Affiliation	Subject to FLG Cap?	Fuel Membrane Utilized?	Startup Year	Applicable Index Price
Auburn GGS	East Bradford Super-System	Yes	No	2011	Dominion South Point
Liberty GGS	West Bradford Super-System	Yes	No	2009	Dominion South Point
Litchfield GGS	East Bradford Super-System	Yes	No	TBD	Dominion South Point
Loyalsock GGS	None	Yes	No	TBD	Dominion South Point
Overfield GGS	East Bradford Super-System	Yes	No	2010	Dominion South Point
Rome GGS	East Bradford Super-System	Yes	No	2009	Dominion South Point
Smithfield GGS	West Bradford Super-System	Yes	No	2011	Dominion South Point
Stone House GGS	None	Yes	No	2010	Dominion South Point

5

EXHIBIT 9.5

RECEIPT POINTS

See Attached Table

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

EXHIBIT 9.5

Shipper: Epsilon Midstream LLC
December 1, 2011

Party System	Receipt Point Name	Gatherer Meter ID	Well Operator	System Name	Super-System Affiliation	County, State	Other Services (Treating) Fee ($/mmbtu)
3P - Area D	BLANCHE POULSEN PAD CTREC	1077700068	Chesapeake Appalachia	Stone House GGS	NA	Susquehanna, PA	$—
3P - Area D	HARDIC PAD CTREC	1077700066	Chesapeake Appalachia	Stone House GGS	NA	Susquehanna, PA	$—
3P - Area D	KOROMLAN PLM CTDEL CHKM	1177700522	Chesapeake Appalachia	Stone House GGS	NA	Susquehanna, PA	$—
3P - Area D	LARUE 1B 273957 CTALL	1027395701	Chesapeake Appalachia	Stone House GGS	NA	Susquehanna, PA	$—
3P - Area D	LARUE COMBINED PAD CTREC	1077700069	Chesapeake Appalachia	Stone House GGS	NA	Susquehanna, PA	$—
3P - Area D	MILOCHIK PLM CTDEL CHKM	1177700760	Chesapeake Appalachia	Auburn GGS	NA	Susquehanna, PA	$—
3P - Area D	PIERSON PAD CTREC	1077700067	Chesapeake Appalachia	Stone House GGS	NA	Susquehanna, PA	$—

EXHIBIT 9.6

GAS LIFT METERS

See Attached Table

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

EXHIBIT 9.6 - GAS LIFT METERS

	Gatherer				Associated Receipt Meter		Gas Lift Delivery
Gas Lift Meter Name	Meter ID	Well Operator	System Name	Super-System Affiliation	(Gatherer Receipt Meter ID)	County, State	Fee (If Any)

Notes:

1

EXHIBIT 9.7

DELIVERY POINTS

See Attached Table

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

EXHIBIT 9.7 - DELIVERY POINTS

System Name	Super-System Affiliation	Physical Location	Delivery Point Name	Downstream Pipeline / Operator	Downstream Pipeline Meter ID	Capacity (dk/day @ 1100 psig)	Notes
Rome GGS	East Bradford Super-System	Located at Mehoopany CDP	Cron Dehydration: RIP 31 9B 101.1A / Mehoopany	Tennessee Line 300 / Tennessee Gas Pipeline	#012779	8” Ultrasonic = 196,320	Limited by dehy capacity to ~150 mmscfd
Rome GGS	East Bradford Super-System	Located at Stagecoach Junction CF	Latini Dehy / Stagecoach TGP Latini	Tennessee Line 300 / Tennessee Gas Pipeline	#012832	8” Ultrasonic = 196,320	Stagecoach Junction facility capacity limited by dehy capacity to ~350 mmscfd (initially)
Rome GGS	East Bradford Super-System	Located at Stagecoach Junction CF	Stagecoach / CYNOG Stagecoach Jct.	Stagecoach Pipeline & MARC 1 Pipeline / Central New York Oil & Gas	Ches.Inj (9999999998) 000002	4” Ultrasonic = 49,957 8” Ultrasonic = 196,320 10” Ultrasonic = 309,447	Stagecoach Junction facility capacity limited by dehy capacity to ~350 mmscfd (initially)
Rome GGS	East Bradford Super-System	To be installed mid 2012 Primary Delivery Pt for Rush CF	Future	Stagecoach Pipeline / Central New York Oil & Gas	Future	Future
Overfield GGS	East Bradford Super-System	To be installed mid 2012 Primary Delivery Pt for Overfield	Future	Chief Wyoming Line / Chief	Future	Future
Liberty GGS	West Bradford Super-System	Located at Evanchick CDP	Evanchick Dehy: RIP 318C-101.1 / Evanchick	Tennessee Line 300 / Tennessee Gas Pipeline	#012769	(2) 8” Ultrasonic = 392,640	Limited by dehy capacity to ~260 mmscfd
Liberty GGS	West Bradford Super-System	To be installed late 2011 Primary Delivery Pt for Liberty CF	Liberty	Tennessee Line 300 / Tennessee Gas Pipeline	Future	(2) 10” Ultrasonic = 618,894	Limited by dehy capacity to ~300 mmscfd (initially)
Liberty GGS	West Bradford Super-System	Located at Granville CDP	Bailey Corners Dehy: RIP 317E 101.A / Granville	Tennessee Line 300 / Tennessee Gas Pipeline	#012780	8” Ultrasonic = 196,320	Out Of Service
Liberty GGS	West Bradford Super-System	Located at Granville CF	Calkins Dehy / Granville Center	Tennessee Line 300 / Tennessee Gas Pipeline	#012834	8” Ultrasonic = 196,320 6” Ultrasonic = 113,374	Limited by compression capacity to ~230 mmscfd
Liberty GGS	West Bradford Super-System	To be installed mid 2012 Primary Delivery Pt for Cherry CF	Future	MARC 1 Pipeline / Central New York Oil & Gas	Future	8” Ultrasonic = 196,320 10” Ultrasonic = 309,447
Liberty GGS	West Bradford Super-System	To be installed mid 2012 Primary Delivery Pt for Wilmot CF	Future	MARC 1 Pipeline / Central New York Oil & Gas	Future	8” Ultrasonic = 196,320 10” Ultrasonic = 309,447
Liberty GGS	West Bradford Super-System	TBD	Future	Chief Wyoming Line / Chief	Future	Future
Stone House GGS	None	Located at Stone House CDP	Lott Dehy / Stonehouse	Tennessee Line 300 / Tennessee Gas Pipeline	#012782	(2) 4” Orifice = 48,449
Auburn GGS	East Bradford Super-System	To be installed 4Q 2011 Primary Delivery Pt for Auburn CF	Future	Tennessee Line 300 / Tennessee Gas Pipeline	#012846	8” Ultrasonic = 196,320 12” Ultrasonic = 439,253	Limited by dehy capacity to ~120 mmscfd (initially)

Notes:                                (1) Conversion factor of 1.03 dk per mcf

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EXHIBIT 9.8

GAS MEASUREMENT STANDARDS

1.                                      Gas Measurement Equipment and Installation Requirements. For billing and payment purposes, the Gas received and delivered hereunder shall be measured by metering facilities installed, operated and maintained by Gatherer or its designee, which are installed and operated as outlined herein (“Gas Measurement”). Gatherer shall furnish and install a suitable meter or primary metering device and other ancillary devices as needed, such as transmitters and electronic flow measurement equipment of standard make and design commonly acceptable in the industry. Except for domestic taps, each new meter installed shall be an orifice or ultrasonic meter, and shall utilize electronic flow measurement equipment (“EFM”), and be acceptable in the industry and each meter shall be fabricated, constructed, installed, and operated in accordance with the requirements of applicable industry provisions at a minimum, but not limited to the following standards:

1.1                               Orifice Measurement - American Gas Association Report Number 3, dated 2000 or the most recent edition as soon as practicable (herein referred to as AGA 3).

1.2                               Turbine Measurement - American Gas Association Report Number 7, dated 1996 or the most recent edition as soon as practicable (herein referred to as AGA 7).

1.3                               Positive Measurement - American National Standards Institute B109.2, dated 2000 or the most recent edition as soon as practicable (herein referred to as ANSI B109.2).

1.4                               Ultrasonic Measurement - American Gas Association Report Number 9, dated 2003 or the most recent edition as soon as practicable (herein referred to as AGA 9).

2.                                      Gas Quantity Determination.   Gas quantities shall be calculated by Gatherer using EFM for Gas that is designed, installed and operated as described in American Petroleum Institute Report Number 21, Part 1, Flow Measurement using Electronic Metering Systems, most recent edition (herein referred to as API 21.1). As new editions of API 21.1 are released, pre-existing EFM equipment shall be grandfathered unless updates and enhancements are mutually agreed to by the Parties. Any existing Circular Chart Recorders used as secondary measurement devices are grandfathered and industry best practices and standards for the integration and processing of volume, pressure and temperature shall apply.

All fundamental constants, observations, records, calculations, and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas measured hereunder, shall be in accordance with the applicable provisions in as outlined in the “Gas Measurement and Installation Requirements” section in this document, or by any other method commonly used in the industry and mutually acceptable to the Parties. Factors required in the computations shall be determined in the following manner:

2.1                               Temperature.   For the installation of all new meters installed during the term of this Agreement, the temperature of Gas flowing through each meter shall be

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

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measured using a continuous temperature recording system. In the event that a pre-existing meter was installed without a temperature recording device, Shipper may request and Gatherer will install at Shipper’s expense, equipment (a RTD, new meter tube, etc) to achieve continuous temperature measurement. If a meter does not have a temperature recording device, Gatherer shall use an average temperature derived from similarly situated meter installations in the same geographic area.

2.2                               Base Pressure.   The base pressure that shall be used for all Gas Measurement hereunder shall be fourteen and seventy-three hundredths (14.73) Psia.

3.                                      Atmospheric Pressure.   The average absolute atmospheric shall be assumed to be the pressure value as reasonably determined for each meter location pursuant to generally accepted practices such as from published local data or by calculating from a local elevation. If the pressure transmitter being used is capable of measuring actual atmospheric pressure, then actual atmospheric pressure may be used.

3.1                               Water Vapor Correction.   The volume and total energy content shall be adjusted by Gatherer if the water vapor of the Gas is determined or assumed to be greater than seven (7) pounds of water vapor per million cubic feet of Gas. This “As Delivered” total energy shall include corrections as outlined in GPA 2 172-09 or latest edition (as soon as practicable) and will be considered saturated at flowing conditions of temperature and pressure.

3.2                               New Measurement and Gas Quality Technologies.   If at any time a new industry accepted method or technique is developed with respect to Gas Measurement or quality or the determination of the factors used in such Gas Measurement or quality, such new method or technique may, if mutually agreed by both Parties, be substituted.

4.                                      Gas Quality Determination.   Tests for oxygen, carbon dioxide, sulphur, and hydrogen sulphide content of the Gas delivered hereunder shall be made as often as deemed necessary by Gatherer, by means commonly used and accepted in the industry. Gas Analysis Samples shall be taken by Gatherer at the time of meter inspection and verification or at more frequent periods as agreed. These samples shall be used to determine the heating value and specific gravity to be used in computations in the measurement of Gas until the next regular test, or until changed by special test. For the purpose of determining initial heating value, all BTUs determined shall be based upon dry water vapor content at the same base pressure and base temperature conditions. No heating value will be credited for BTU’s attributable to hydrogen sulphide or other non- hydrocarbon components. All heating values must be applied to the calculated volumes at the same base pressure. Any adjustments to MMBTU or quality based on water vapor condition shall be performed as outlined in the “Water Vapor Correction” section in the Standards for Gas Measurement Computations in this document. Unless otherwise supported by a representative extended Gas analysis, Gatherer shall assume that C6+ components from a Gas analysis sample are broken down as follows: 60% normal Hexane, 30% normal Heptane, and 10% normal Octane.

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Gatherer shall sample and determine the gross heating value, relative density and compressibility by utilizing the latest edition of the following industry standards:

4.1                               Gas Processors Association (GPA) 2166, Obtaining Natural Gas Samples for Analysis by Gas

4.2                               Gas Processors Association (GPA) 2261, Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.

4.3                               Gas Processors Association (GPA) 2145, Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas.

4.4                               Gas Processors Association (GPA) 2172, Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

4.5                               American Gas Association Report Number 8 (AGA8), Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases.

Gatherer shall sample the flowing Gas stream utilizing one of the following methods:

4.6                               On-line Chromatography - If this method is utilized, an industry accepted gas chromatograph with full audit and error logging must be used, and maintained and calibrated by qualified personnel.

4.7                               Accumulated Sample (also known as Composite Sample) - If this method is utilized, the application of Gas quality in the volume calculation will be the time period mutually agreeable to both Parties and will be valid until the next sample is obtained.

4.8                               Spot Sample - If this method is utilized, the application of Gas quality in the volume calculation will be the time period mutually agreeable to both Parties and will be valid until the next sample is obtained. Samples for the first month of flow (first flow sample) shall be applied from the date of first Gas flow until the next sample is obtained. Spot sampling shall be performed at a minimum of the same frequency of inspection and verification and the frequency shall be determined based upon the average daily flow rate at the Receipt Point as outlined in the “Meter Inspection and Verification” section of this document.

4.9                               Upon mutual agreement of the Parties, other types of Btu per cubic foot measuring devices may be installed and operated and the Gross Heating Value will be computed in accordance with the manufacturer’s instructions for same and consistent with industry-accepted practices for transmission Btu per cubic foot measurement.

5.                                      Meter Inspection and Verification.   All meters will be inspected and verified for accuracy by Gatherer, ensuring that the meter inspection and verification frequency is in compliance with regulatory requirements and industry standards. All testing equipment shall be provided by

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Gatherer at Gatherer’s expense. Notification of scheduled inspections and verifications shall be made to all interested Parties and reasonable effort will be made to accommodate each Party’s schedule; however, inspection and verification will proceed at the scheduled time regardless of attendees. If either Party, at any time, desires a special test of any of the meters, the Party will promptly notify the other Party, and the Parties will then cooperate to secure a test and a joint observation of any adjustments, and the meter shall then be adjusted to accuracy. The costs of special tests shall be borne by the requesting Party unless the meter is found to be more than two percent (2%) in error, in which case Gatherer shall pay the costs. Gatherer shall give Shipper notice of the time of all regular tests of its meters and other tests, sufficiently in advance to allow Shipper to have its representative present. Gatherer reserves the right to increase the frequency of calibration from the frequencies stated in the table below if deemed necessary to correct excessive System losses. Frequency shall comply with any regulatory requirements but, at a minimum, shall be based on the following schedule, depending on the average daily flow of the meter:

Yearly	Less than 500 Mcf per day

Semi-Annual	Between 500 and 5,000 Mcf per day

Quarterly	Between 5,000 and 20,000 Mcf per day

Monthly	Greater than 20,000 Mcf per day

6.                                      Measurement Equipment Inaccuracy.

6.1                               Errors Less Than to 2%.   If, upon any test, the measurement equipment in the aggregate is found to be in error by less than two percent (2%), previous recordings of such equipment shall not be adjusted by the amount of the error, but such equipment shall be adjusted to a condition of accuracy.

6.2                               Errors Greater Than or Equal to 2%.   If, upon any test, the metering equipment in the aggregate is found to be inaccurate by two percent (2%) or greater, registration thereof or any payment based upon such registration shall be corrected to the date of such inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the previous calibration, using the order of preference set forth in the section “Measurement Equipment Out of Service or Repair” in this document. Following any test, measurement equipment found inaccurate shall be adjusted to a condition of accuracy.

7.                                      Measurement Equipment Out of Service or Repair.   If the measurement equipment is found to be measuring inaccurately and the amount of Gas delivered cannot be ascertained or computed from the reading, then the Gas delivered shall be estimated and agreed upon by the Parties based on the best data available, using the first available of the following:

7.1                               The registration of any check meter or meters if installed and accurately registering;

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7.2                               The correction of the errors, if the percentage of error is ascertainable by meter calibration, test, or mathematical calculation;

7.3                               The estimation based on comparison of the quantity of deliveries with deliveries during preceding periods under similar conditions when the meter was registering accurately.

8.                                      Check Meters and Data Sharing.   Shipper may, at its option and sole expense, install, maintain and operate check meters of a suitable type and other equipment to check Gatherer’s meters; provided, however, that such check meters and other equipment shall be installed by Shipper so as not to interfere with the operation of any of Gatherer’s Facilities. Gatherer shall purchase dual pressure tap meter fittings for facilitation of Shipper installed piggyback check measurement. Shipper shall have limited access to Gatherer’s EFM equipment to read flowing variables, flow rates, accumulated volume and other generally accepted readings available for external EFM display. Shipper shall also have the right to access, for monitoring purposes, data at Gatherer’s Receipt Point meters by way of a mutually agreeable reporting system, so long as the same does not interfere with Gatherer’s System. Additionally, at Shipper’s request, so long as daily electronic data has not been provided as stated above, Gatherer will provide an electronic daily volume statement of all gross volumes and pressures by meter.

9.                                      Witnessing and Inspection.   Gatherer and Shipper shall have limited access to each other’s measuring equipment at all times during business hours, but the reading, calibrating and adjustment thereof shall be done only by the employees or agents of Gatherer and Shipper, respectively, as to meters or check meters so installed hereunder. Either Party shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspecting, calibrating or adjusting done in connection with the equipment used in measuring Gas hereunder. The original records from such measuring equipment shall remain the property of their owner, but upon request, either Party may request copies of measurement related records and calculations.

10.                               Records.   Electric flow measurement (“EFM”) data, tests and inspection records pertaining to measurement hereunder shall be retained for a period of two (2) years (or longer to the extent required by law) for the mutual use of the Parties. Original meter fabrication and specification records shall be kept for the life of the meter.

11.                               Pulsation.   Production equipment upstream of the Receipt Points shall be designed and operated in a manner that will not interfere with acceptable measurement standards. If such interference is detected, Gatherer shall notify Shipper and Shipper shall have sixty (60) Days to correct or cause to be corrected the problems causing measurement errors due to pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Receipt Points. Either Party shall have the right to conduct pulsation or Square Root Error (SRE) tests on orifice meters as they deem prudent, at the testing Party’s sole risk and expense. Inaccuracies greater than or equal to one half of one percent (0.5%) SRE at typical operating conditions that are found to be the result of pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Receipt Points will be corrected.

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EXHIBIT 10.1

GAS QUALITY

Receipt Point Specifications. All Gas tendered by Shipper for Gather at the Receipt Point(s) shall be merchantable, and unless expressly waived in writing by Gatherer, shall conform to all of the most stringent quality specifications of any downstream Transporter(s); however, in no event shall the quality be more stringent than the specifications set forth below unless otherwise required and permitted herein. At a base pressure of fourteen and seventy-three hundredths (14.73) psia and a base temperature of sixty degrees Fahrenheit (60º F), such Gas shall not contain more than:

1.             Oxygen - not to exceed ten (10) parts per million (PPM) of uncombined oxygen, and Shipper shall make reasonable efforts to maintain the Gas free from oxygen;

2.             Hydrogen Sulphide - not to exceed 4 PPM or 1/4 grain per hundred cubic feet;

3.             Total Sulphur – not to exceed five (5) grains per one hundred (100) cubic feet (not inclusive of sulphur caused by odorization equipment);

4.             Mercaptans - shall not contain mercaptans in excess of five parts per million (5 ppm) by volume;

5.             Carbon Dioxide - not to exceed two percent (2%) by volume;

6.             Liquids - the Gas shall be free of water, liquid hydrocarbons, and other objectionable liquids at the temperature and pressure at which the Gas is received;

7.             Dust, Gums and Solid Matter - be commercially free of dirt, dust, iron particles, gums, gum forming constituents, and other media or solid matter which may be injurious to pipelines, meters or other facilities, or which may interfere with the processing, transmission or commercial utilization of said Gas;

8.             Temperature - have a temperature of not less than forty degrees (40o) Fahrenheit and not more than one hundred twenty degrees (120o) Fahrenheit;

9.             Nitrogen - not to exceed two percent (2%) by volume;

10.          Total Inerts - not to exceed four percent (4%) by volume of total non-hydrocarbon gases;

11.          Heating Value - contain a Gross Heating Value of at least nine hundred fifty (950) Btu per cubic foot; and

12.          Hazardous Waste - not contain hazardous waste as defined in the Resources Conservation and Recovery Act of 1976, 42 USC § 690.1, et seq.

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

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EXHIBIT 13

NOTICE ADDRESSES

To Gatherer:	Appalachia Midstream Services, L.L.C.
6100 North Western
Oklahoma City, OK 73118
Attention: Walter Bennett, Vice President – Operations
Phone: (405) 935-3686
Fax: (405) 849-3686

With a copy to:

Appalachia Midstream Services, L.L.C.
6100 North Western
Oklahoma City, OK 73118
Attention: Regina Gregory, Lead Counsel
Phone: (405) 935-2143
Fax: (405) 849-2143

To Shipper
Or Producer:	Epsilon Energy USA, Inc.
Attn: Ramik Arandjelovic
10700 North Fwy, Suite 930
Houston, TX 77037
Office: 281-670-0002
Fax: 281-668-0985

ANCHOR SHIPPER GAS GATHERING AGREEMENT

FOR NORTHERN PENNSYLVANIA

- AMS AS GATHERER

- EPSILON AS SHIPPER

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Anchor Shippers:

Anadarko:	Anadarko E&P Company, LP
Attn: Southern Midstream Contract Administration
1201 Lake Robbins Drive
The Woodlands, TX 77380
Phone: 832-636-1000
Fax: 832-636-7090

Chesapeake:	Chesapeake Energy Marketing, Inc.
Attn: Contract Administration
P. O. Box 18496
Oklahoma City, OK 73154-0496
Phone: 405-935-8000
Fax: 405-849-0034 Contracts
Email: ContractAdmin@chk.com

Epsilon:	Epsilon Energy USA, Inc.
Attn: Ramik Arandjelovic
10700 North Fwy, Suite 930
Houston, TX 77037
Phone: 281-670-0002
Fax: 281-668-0985

Mitsui:	MMGS Inc.
Attn: Greg Jallans
Nine Greenway Plaza, Suite 1250
Houston, Texas 77046-0900
Phone: 713.960.7883
Fax:713.960.0247

Statoil:	Statoil Natural Gas LLC
120 Long Ridge Road
Suite 3E01
Stamford, CT 06902
Attention: Contracts Department
Attention: President
Phone: (203) 978-6900
Fax: (203) 978-6916
Email: contracts@statoil.com

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